UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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PEABODY ENERGY CORPORATION

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Delivering

Results

Generating

Value

Peabody

793C

2019 Proxy Statement

Peabody

Our mission is to create superior value for shareholders as the leading global supplier of coal, which enables economic prosperity

and a better quality of life.

Our Values

•	Safety: We commit to safety and health as a way of life.

•	Customer Focus: We provide customers with quality products and excellent service.

•	Leadership: We have the courage to lead, and do so through inspiration, innovation, collaboration and execution.

•	People: We offer an inclusive work environment and engage, recognize and develop employees.

•	Excellence: We are accountable for our own success. We operate cost-competitive mines by applying continuous improvement and technology-driven solutions.

•	Integrity: We act in an honest and ethical manner.

•	Sustainability: We take responsibility for the environment, benefit our communities and restore the land for generations that follow.

Peabody Plaza

701 Market Street

St. Louis, Missouri 63101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2019

Peabody Energy Corporation (the “company”) will hold its 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri 63105 on Thursday, May 9, 2019, at 9:00 a.m., Central time, to:

1.	Elect ten directors for a one-year term;
2.	Approve, on an advisory basis, our named executive officers’ compensation;
3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and
4.	Transact any other business as may properly come before the 2019 Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 18, 2019 as the record date for determining stockholders of the company entitled to receive notice of and vote at the 2019 Annual Meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2019 ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

A. Verona Dorch

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

March 27, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2019.

The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended

December 31, 2018 are available at www.proxyvote.com.

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders on Thursday, May 9 in St. Louis.

We believe that 2018 marked a year of substantial achievements even in the face of notable challenges. Your company earned $645.7 million in income from continuing operations, net of income taxes, on Adjusted EBITDA1 of $1.38 billion and revenue of $5.58 billion, while generating Free Cash Flow2 of $1.36 billion. The company also completed an attractive acquisition of the Shoal Creek hard-coking coal mine in Alabama and reduced liabilities by more than $550 million. Peabody initiated a quarterly dividend and increased the per-share payout as the year progressed, even as we expanded the share buyback program and completed $1.1 billion of share repurchases over 18 months. Most recently, we have announced an approximately $200 million supplemental dividend, or $1.85 per share, recognizing our strong cash flow generating capability.

Some headwinds persisted in 2018, including macro concerns around global GDP growth and trade wars that led to equity declines across the resource sector in general and coal specifically. These issues were exacerbated by a fire in September at the company’s North Goonyella Mine, which resulted in second-half provisions and ongoing costs, and the company is now executing its plan to resume operations. For the full year, shares of BTU lost 22% from a total shareholder return perspective, whereas a representative group of U.S. coal equities declined an average of 24%. Sixteen of 23 global coal equities and master limited partnerships lost value during 2018. These challenges in 2018 detracted from BTU’s total shareholder return of 40% as measured from the company’s relisting in April 2017 through December 2018.

A fundamental tenet at Peabody is that how we behave is just as important as what we accomplish. In 2018, Peabody continued to emphasize its environmental, social and governance (“ESG”) practices and conducted outreach with shareholders on our ESG approach. The company was recognized with a number of national and international ESG, safety, land restoration and employment practices awards. I invite you to further explore the company’s ESG practices and what we colloquially call “Coal Done Right” in our Corporate and Social Responsibility Report.

As chairman of Peabody, I believe that good governance is a journey rather than a destination. I use such times as the proxy to evaluate both how far we’ve come and where we are heading. Since our last annual meeting, the board has continued to provide oversight on good governance, strategy and risk management. In 2018, we have advanced a new compensation program that is consistent with best practices and aligns management with stockholders. We are also pleased to have added Andrea Bertone, former President of Duke Energy International, to our board. Ms. Bertone increases the skills, experience and diversity of a board already high in quality and international in scope.

As we enter 2019, we do so as a company that remains committed to delivering results and generating value across an increasingly seaborne-oriented company. Our financial approach continues to be focused on generating cash, maintaining financial strength, investing wisely and returning cash to shareholders. We believe that this focus, matched by a commitment to best practices in ESG, provides the best opportunity for real value creation over time.

Thank you for your time and ongoing support of Peabody.

Bob Malone

Chair of the Board

1 Adjusted EBITDA is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

2 Free Cash Flow is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the company’s 2018 performance, please review the company’s Annual Report on Form 10-K for the year ended December 31, 2018. This Proxy Statement and related materials were first made available on the internet or mailed to stockholders on or about March 27, 2019.

2019 Annual Meeting Overview

Date and Time	May 9, 2019 at 9:00 a.m., Central time

Place	Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri 63105

Record Date	March 18, 2019

Voting

Stockholders of record as of the close of business on the record date are entitled to vote. Each share of Common Stock of the company (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Stock Outstanding on Record Date	108,211,999 shares of Common Stock

ROADMAP OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2019 Annual Meeting:

Proposals
Proposal	Board Recommendation	More Information

1. Election of directors.	FOR each Nominee	Page 8

2. Advisory approval of the company’s named executive officers’ compensation.	FOR	Page 59

3. Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	FOR	Page 63

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GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which we believe promotes the long-term interests of stockholders. The Corporate Governance section beginning on page 24 describes our governance framework, which includes the following highlights:

Governance Highlights

Board Practices	Stockholder Matters
✓ Non-Executive Chair	✓ Active and Ongoing Stockholder Outreach
✓ 9 of 10 Directors Are Independent	✓ Annual “Say-on-Pay” Advisory Vote
✓ Independent Board Committees	✓ Proxy Access Rights
✓ Regular Executive Sessions of Independent Directors	✓ Stockholder Right to Call Special Meeting
✓ Annual Election of All Directors	Other Best Practices
✓ Annual Board and Committee Evaluations	✓ Robust Stock Ownership Guidelines
✓ Structured Process for Board’s Risk Oversight	✓ Prohibition on Hedging and Pledging Stock
✓ Majority Voting in Director Elections	✓ Executive Compensation Clawback Policy

Approach to Environmental, Social, and Governance Components

Peabody’s ESG approach is essential to how we drive long-term success and create value for our stockholders.

Environmental: Peabody believes in responsible coal mining, including a commitment to reducing greenhouse gas intensity, conserving water, advancing recycling and waste management programs, and applying contemporaneous land reclamation to lessen surface disturbance across global operations. In addition, Peabody continues to support responsible coal use by advocating and collaborating for global development and deployment of advanced coal technologies.

Social: Peabody recognizes that our company is only as strong as our people. As such, we are committed to integrating safety into all aspects of the business and enriching our culture through robust training, development, and inclusion and diversity initiatives. We also strive to be a strong corporate citizen though targeted charitable giving, employee volunteerism and community engagement.

Governance: Peabody is focused on good corporate governance and transparency. Our Board has oversight of our risk management activities that extend to all levels of the organization and works to ensure that our practices and policies promote the best interest of the enterprise.

Additional information regarding our ESG approach and progress can be found within our annual corporate and social responsibility report available at www.peabodyenergy.com/Sustainability/Corporate-Social-Responsibility-Report.

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DIRECTOR NOMINEES

Snapshot of 2019 Director Nominees

Bob Malone

Chair of the Board

Director since 2009

Executive Chairman, President, and Chief Executive Officer of First Sonora Bancshares, Inc., and Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas

Other Public Company Boards: 3

	Andrea E. Bertone Director since 2019 Former President of Duke Energy International, LLC (Retired) Other Public Company Boards: 2	Nicholas J. Chirekos Director since 2017 Former Managing Director, North America Head of Mining, J.P. Morgan Securities Inc. (Retired) Other Public Company Boards: 0

Stephen E. Gorman Director since 2017 Chief Executive Officer of Air Methods Corporation Other Public Company Boards: 1	Glenn L. Kellow Director since 2015 President and Chief Executive Officer of Peabody Other Public Company Boards: 0	Joe W. Laymon Director since 2017 Former Vice President of Human Resources and Corporate Services for Chevron Corporation (Retired) Other Public Company Boards: 0

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Teresa S. Madden Director since 2017 Former Executive Vice President and Chief Financial Officer of Xcel Energy, Inc. (Retired) Other Public Company Boards: 1	Kenneth W. Moore Director since 2017 President of KWM Advisors, Inc. and Former Managing Director of First Reserve Corporation Other Public Company Boards: 1	Michael W. Sutherlin Director since 2014 Former President, Chief Executive Officer and Director of Joy Global Inc. (Retired) Other Public Company Boards: 1

Shaun A. Usmar

Director since 2017

Chief Executive Officer of Triple Flag Mining Finance Ltd. and Former Senior Executive Vice President and Chief Financial Officer of Barrick Gold

Other Public Company Boards: 0

EXECUTIVE COMPENSATION HIGHLIGHTS

Peabody’s 2018 executive compensation program was the first full-year executive pay program since the company successfully emerged from Chapter 11 of Title 11 of the U.S. Code (“Chapter 11”) reorganization in April 2017. The program included fundamental changes that evidence our pay-for-performance approach to executive compensation. This approach aligns with the company’s current business strategy and is designed to motivate and reward our leaders for long-term performance and enhanced company value. Our 2018 compensation program design and pay levels were significantly different from those of 2017. The 2017 design and pay levels were driven by programs specific to the period the company was in Chapter 11 through Emergence. In addition, in response to last year’s Say-on-Pay vote, we engaged with and listened to our investors. We believe that our 2018 executive compensation program supported the company’s strategic objectives and was aligned with stockholder interests and the feedback provided by our owners during that engagement process.

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The 2018 executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”) is summarized in the following table:

Key 2018 Executive Compensation Elements
Pay Element		Performance Metric(s)[1]	Weight	Description and Performance Outcome	Detail

Base Salary		Fixed cash compensation	—	Attracts and retains high-performing executives by providing market-competitive base pay; reviewed annually and subject to adjustment	Pg. 36

Short-Term Incentive Program (“STIP”)		Free Cash Flow—STIP[2] per Share	40%

Based on achievement against 2018 performance goals, our NEOs earned 2018 STIP cash awards equal to 169% of target. However, the CEO recommended, and both the Compensation Committee and the Special Committee (as defined below) approved, a reduction in earned awards for the executive leadership team, including the NEOs, to reflect the impact of the North Goonyella Mine fire in Australia. This discretionary reduction resulted in awards equal to 129% of target.

The CEO also recommended, and both the Compensation Committee and the Special Committee approved, a further reduction of 50% in the 2018 STIP payment for the CEO and the President Australia, who have direct line operating responsibility for North Goonyella operations. The final awards for these two executives were 64% of target.

					Pg. 36
		Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA—STIP”)[3]	40%
		Safety Global Total Recordable Incident Frequency Rate (“TRIFR”)	10%
		Safety: A Way of Life Management System (“SAWOL MS”)	10%

Long-Term Incentive Program (“LTIP”)	Performance Share Units (60%)	3-Year Average Return on Invested Capital (“ROIC”)	80%	Long-term incentive equity compensation earned based on performance against 2018-2020 financial, environmental and market-based goals
		3-Year Average Environmental Reclamation	20%	Performance achievement with respect to 2018 performance share units (“PSUs”) will not be determined until after the end of the full three-year performance period (2018-2020)	Pg. 39
		3-Year Relative Total Shareholder Return (“RTSR”)	+/- 25% (Modifier)

	Restricted Stock Units (40%)	Time-based equity award	—	Long-term incentive equity compensation earned over time	Pg. 42
				Restricted stock units (“RSUs”) generally vest ratably over a three-year vesting period

1 The performance metrics applicable to NEO awards are explained below under “Compensation Discussion and Analysis.”

2 Free Cash Flow—STIP is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

3 Adjusted EBITDA—STIP is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

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BOARD RESPONSIVENESS TO STOCKHOLDERS – HOW WE ENGAGED IN RESPONSE TO SAY-ON-PAY VOTE

Stockholder Outreach

Peabody engaged in open and constructive dialogue with its stockholders throughout 2018 and into 2019. During this time, Peabody reached out to 24 institutional stockholders, representing about 87% of total shares outstanding as of March 18, 2019, to solicit feedback on the company’s compensation programs and other governance matters.

Meetings with Board Members and Senior Management

Members of management directly engaged with 9 institutional stockholders, representing about 66% of our total shares outstanding, to articulate our compensation philosophy and solicit feedback on our compensation programs. Our Compensation Committee Chair participated in 8 of these meetings, representing 58% of our total shares outstanding.

Matters Discussed

In addition to Say-on-Pay matters, members of the Peabody team discussed the company’s strategy and value proposition; fundamental drivers of the long-term success of the business; the company’s holistic approach to ESG matters; board composition and operations; and sustainability.

Outcomes

After considering input from stockholders received through an extensive engagement effort, we believe that the 2018 compensation program is properly aligned with stockholder feedback and addresses the concerns raised regarding the outsized equity awards and the desire for greater linkage between pay and performance with the 2017 program. Changes to 2018 compensation relative to 2017 included aligning the STIP more closely with the achievement of strategic priorities, and both reducing the value of LTIP awards granted and making the majority of the LTIP awards performance-based rather than time-based (60% PSUs and 40% RSUs). In addition to extensive stockholder engagement, we sought the advice of the Compensation Committee’s independent consultant and other external advisors.

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The Compensation Committee believes that the 2018 executive compensation program and pay levels are aligned with the views expressed by our stockholders and are consistent with our overall compensation objectives. As shown in the chart below, the 2018 Summary Compensation Table values for our CEO and the other NEOs (on average) reflect a significant reduction from 2017.

SUMMARY OF CERTAIN EXECUTIVE COMPENSATION PRACTICES

The table below highlights our current executive compensation practices, including practices we have implemented because we believe they drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

Executive Compensation Practices
What We Do		What We Don’t Do

✓	We Do have a pay-for-performance philosophy, which ties compensation to the creation of stockholder value	✗	We Don’t allow discounting, reloading or repricing of stock options without stockholder approval

✓	We Do use multiple performance metrics for STIP and LTIP awards	✗	We Don’t have “single trigger” vesting of outstanding equity-based awards based on a change in control

✓	We Do use competitive market information to inform compensation decisions	✗	We Don’t maintain compensation programs that encourage unreasonable risk taking

✓	We Do grant a majority of the CEO’s equity compensation in the form of performance-based awards	✗	We Don’t have employment agreements with our NEOs

✓	We Do use an independent compensation consultant	✗	We Don’t have excessive perquisites

✓	We Do have reasonable severance and change in control protections that require involuntary termination	✗	We Don’t have transferability on equity awards

✓	We Do have a clawback policy

✓	We Do have policies prohibiting hedging/pledging of the company’s stock

✓	We Do have robust stock ownership guidelines for our NEOs

QUESTIONS AND ANSWERS

Please see the Questions and Answers section in Appendix A beginning on page 72 for important information about the Proxy Statement, the 2019 Annual Meeting, the proposals and voting. Additional questions may be directed to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 or by calling (314) 342-3400.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Board has nominated Andrea E. Bertone, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Teresa S. Madden, Bob Malone, Kenneth W. Moore, Michael W. Sutherlin and Shaun A. Usmar for election as directors, each to serve for a term of one year or until his or her successor is duly elected and qualified. Each nominee is currently serving as a director and has consented to serve for the new term. Should any of them become unavailable for election, your proxy authorizes us to vote for such other person, if any, as the Board may recommend.

Overview of Director Election Process

Pursuant to the Amended and Restated Bylaws (“bylaws”), the Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. At present, the Board has ten members. Directors need not be stockholders but are subject to certain share ownership requirements as described below.

Each director to be elected by stockholders shall be elected by the vote of a majority of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Our current class of directors is subject to reelection at our 2019 Annual Meeting.

The Board recommends that you vote “FOR” the director nominees named below.

Director Nominees
Andrea E. Bertone Director since 2019 Age 57

Andrea E. Bertone, 57, served as President of Duke Energy International, LLC (“Duke Energy”), a subsidiary of Duke Energy Corporation that until December 2016 owned, operated and managed power generation facilities in Central and South America, from 2009 until her retirement in 2016. Prior to her role as President of Duke Energy, she served as Associate General Counsel of Duke Energy from 2003-2009 and as Assistant General Counsel, Duke Energy Trading/Marketing and Duke Energy Merchants from 2001 to 2002. Ms. Bertone also served as a director of Duke Energy International Geração Paranapanema S.A. from 2008 until 2016. From 1984 to 2000, Ms. Bertone served in various legal roles in both South America and the United States. Other directorships include Yamana Gold Inc. and DMC Global Inc. Ms. Bertone earned a Master of Laws, International and Comparative Law from Chicago-Kent College of Law and a Bachelor of Law from the University of São Paulo Law School. She also completed a finance program for senior executives at Harvard Business School.

Ms. Bertone’s qualifications to serve on our Board include her extensive leadership experience in the energy sector in the Americas and her significant international experience.

Committees: ◾ Audit ◾ Health, Safety, Security & Environmental

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Nicholas J. Chirekos Director since 2017 Age 60

Nicholas J. Chirekos, 60, served in various investment banking roles at J.P. Morgan Securities Inc. from 1987 until his retirement in 2016. He was most recently the Managing Director, North America Head of Mining from 2002 to 2016. Prior to that, he served as the Global Head of Mining and Metals. Mr. Chirekos serves on the Reiman School of Finance Advisory Board at the University of Denver’s Daniels College of Business and previously served on the board of directors of The Mineral Information Institute. He earned a Bachelor of Science from the University of Denver and a Master of Business Administration from New York University.

Mr. Chirekos brings to our Board financial expertise from his extensive experience in investment banking roles, including significant experience within the mining sector, encompassing both North American companies as well as companies with global operations. He also has significant mergers and acquisitions experience and capital markets expertise.

Committees: ◾ Audit ◾ Nominating & Corporate Governance

Stephen E. Gorman Director since 2017 Age 63

Stephen E. Gorman, 63, has served as Chief Executive Officer of Air Methods Corporation since August 2018. Prior to that, he served as the President and Chief Executive Officer of Borden Dairy Company from 2014 until his retirement in July 2017. Prior to joining Borden Dairy Company, he was with Delta Air Lines, Inc. from 2007 to 2014, where he was the Chief Operating Officer. From 2003 to 2007 Mr. Gorman served as the President and Chief Executive Officer of Greyhound Lines, Inc. Mr. Gorman was also the Executive Vice President, Operations Support and President, North America for Krispy Kreme Doughnuts, Inc. from 2001 to 2003. Other directorships include ArcBest Corporation, ASP AMC Holdings, Inc., ASP MSG Holdings, LLC and Bradley University. He earned a Bachelor of Science from Eureka College and a Master of Business Administration from Bradley University.

Mr. Gorman brings to our Board extensive leadership from his roles as chief executive officer of three companies and operations experience as a senior executive of several companies, including companies with global operations. He also has mergers and acquisitions experience as well as financial expertise.

Committees: ◾ Compensation ◾ Executive ◾ Health, Safety, Security & Environmental (Chair)

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Glenn L. Kellow Director since 2015 Age 51

Glenn L. Kellow, 51, was named Peabody President and Chief Operating Officer in August 2013, President, Chief Executive Officer-elect and a director in January 2015, and President and Chief Executive Officer in May 2015. Mr. Kellow has a career that gives insights from the miner, competitor fuel and industrial customer perspectives. From 1985 to 2013, he worked for BHP Ltd. in the United States, Australia and South America. Mr. Kellow has held chief executive leadership, operating and financial roles in global business in coal, copper, nickel, aluminum, steel, oil and gas. He is Chairman of the World Coal Association, a director and executive committee member of the U.S. National Mining Association, and the Vice Chairman of the International Energy Agency Coal Industry Advisory Board. Mr. Kellow is a graduate of the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business and holds a Master of Business Administration and a Bachelor Degree in Commerce from the University of Newcastle. He holds an Honorary Doctor of Science from the South Dakota School of Mines and Technology.

Mr. Kellow’s strong qualifications for Board service include deep global mining, energy and steel experience, combined with executive leadership of our company.

Committees: ◾ Executive

Joe W. Laymon Director since 2017 Age 66

Joe W. Laymon, 66, served as Vice President of Human Resources and Corporate Services for Chevron Corporation from 2008 until his retirement in 2017. Prior to joining Chevron Corporation, Mr. Laymon worked at Ford Motor Company from 2000 to 2008, where he was the Vice President, Human Resources and later the Group Vice President, Corporate Human Resources and Labor Affairs. He also served as the Vice President, Human Resources, U.S. and Canada Region for Eastman Kodak Company from 1996 to 2000. Other directorships include Detroit Thermal Systems, a privately held company of which he is a co-owner. Mr. Laymon also owns JWL Consulting LLC and co-owns VJ Enterprises LLC. Mr. Laymon earned a Bachelor of Science from Jackson State University and a Master of Arts in Economics from the University of Wisconsin.

Mr. Laymon brings to our Board extensive leadership, human resources and international expertise from his experience as a senior human resources executive in a number of large, global companies, including steel experience, and corporate governance, legal and regulatory experience.

Committees: ◾ Compensation (Chair) ◾ Executive ◾ Health, Safety, Security & Environmental

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Teresa S. Madden Director since 2017 Age 63

Teresa S. Madden, 63, retired from Xcel Energy, Inc. (“Xcel”), a utility holding company serving both electric and natural gas customers, in May 2016, where she was employed from 2003 and served most recently as Executive Vice President and Chief Financial Officer from 2011 to 2016. Prior to joining Xcel, she was the Controller at Rogue Wave Software, Inc. From 1979 to 2000, she was the Controller and Manager at Xcel. She also served as an Executive in Residence at the University of Colorado’s Global Energy Management Program during the 2016-2017 school year. Other directorships include Enbridge Inc. and the Public Education & Business Coalition. She earned a Bachelor of Science from Colorado State University and a Master of Business Administration from Regis University.

Ms. Madden’s qualifications to serve on our Board include her extensive career in senior financial management positions, most recently with a company in the energy sector, and her advanced degree in business administration. She also has experience with restructurings, mergers and acquisitions and regulatory issues.

Committees: ◾ Audit (Chair) ◾ Executive ◾ Health, Safety, Security & Environmental

Bob Malone Director since 2009 Age 67

Bob Malone, 67, was elected Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc., a financial services holding company, in October 2014. He also serves as Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas, a position he has held since October 2009. He is a retired Executive Vice President of BP plc and the retired Chairman of the Board and President of BP America Inc., at the time the largest producer of oil and natural gas and the second largest gasoline retailer in the United States. He served in that position from 2006 to 2009. Mr. Malone previously served as Chief Executive Officer of BP Shipping Limited from 2002 to 2006, as Regional President Western United States, BP America Inc. from 2000 to 2002 and as President, Chief Executive Officer and Chief Operating Officer, Alyeska Pipeline Service Company from 1996 to 2000. Mr. Malone previously served in senior positions with Kennecott Copper Corporation. Other directorships include Halliburton Company, BP Midstream Partners and Teledyne Corporation. Mr. Malone holds a Bachelor of Science in Metallurgical Engineering from The University of Texas at El Paso and a Master of Science in Management from Massachusetts Institute of Technology.

Mr. Malone’s qualifications to serve on the Board include his extensive leadership experience, his expertise in the energy sector and in safety regulation compliance, his restructuring experience and financial expertise and his service on other public company boards.

Chair of the Board of Directors Committees: ◾ Executive (Chair)

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Kenneth W. Moore Director since 2017 Age 49

Kenneth W. Moore, 49, has served as President of KWM Advisors, Inc. since 2016. Before that, he was Managing Director of First Reserve Corporation, a private equity and infrastructure investment firm focused on energy from 2004 to 2015. From 2000 to 2004 he served as a Vice President at Morgan Stanley & Co. Other directorships include Chaparral Energy, Inc. and the SEAL Legacy Foundation. Mr. Moore has also served as a senior advisor to Pine Brook Partners, a New York based private equity firm, since 2018. He earned a Bachelor of Arts from Tufts University and Master of Business Administration from Cornell University.

Mr. Moore brings to the Board significant capital market and executive management experience as well as expertise in the energy sector, financial expertise and mergers and acquisitions experience.

Committees: ◾ Audit ◾ Nominating & Corporate Governance

Michael W. Sutherlin Director since 2014 Age 72

Michael W. Sutherlin, 72, served as the President, Chief Executive Officer and Director of Joy Global Inc. (“Joy”), a mining equipment and services provider from 2006 to 2013. From 2003 to 2006, he served as Executive Vice President of Joy and as President and Chief Operating Officer of its subsidiary, Joy Mining Machinery. Prior to joining Joy, Mr. Sutherlin served as President and Chief Operating Officer of Varco International, Inc. Mr. Sutherlin serves on the board of directors of Schnitzer Steel Industries, Inc. Mr. Sutherlin holds a Master of Business Administration from University of Texas at Austin and Bachelor of Business Administration in Industrial Management from Texas Tech University.

Mr. Sutherlin’s qualifications to serve on the Board include expertise in the manufacturing and mining sectors, core international business experience and restructuring and mergers and acquisitions experience.

Committees: ◾ Compensation ◾ Executive ◾ Nominating & Corporate Governance (Chair)

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Shaun A. Usmar Director since 2017 Age 49

Shaun A. Usmar, 49, founded Triple Flag Mining Finance Ltd. (“Triple Flag”) in April 2016 and serves as its Chief Executive Officer. Prior to founding Triple Flag, Mr. Usmar served as Senior Executive Vice President and Chief Financial Officer of Barrick Gold Corporation, from 2014 to 2016, where he helped restructure the company. He joined Xstrata plc in 2002 as a founding member of the leadership team that grew the company into one of the world’s largest diversified miners at the time of its acquisition by Glencore in 2013. While at Xstrata, his roles included co-head of Business Development in London, CFO of Xstrata’s global Ferro-Alloys business in South Africa, and CFO of Xstrata’s global Nickel business in Canada. Prior to Xstrata, Mr. Usmar worked at BHP Billiton in Corporate Finance in London, and started his career in mining in operations in the steel and aluminum industries as a production engineer. He has also served on the Ontario Advisory board of The Children’s Wish Foundation, since 2010. Mr. Usmar holds a BSc in Metallurgy and Materials Engineering from the University of Witwatersrand in South Africa, and an MBA from the Kellogg Graduate School of Management at Northwestern University in Evanston, Illinois, both with distinction.

Mr. Usmar brings to the Board extensive leadership experience as a senior officer at several companies, restructuring and mergers and acquisitions experience, and experience in the mining sector as well as financial and commercial expertise and international experience.

Committees: ◾ Nominating & Corporate Governance ◾ Health, Safety, Security & Environmental

Director Selection and Evaluation Process

Current Board

Our current Board consists of our President and CEO, Glenn L. Kellow, and nine independent directors: Bob Malone (Chair), Andrea E. Bertone, Nicholas J. Chirekos, Stephen E. Gorman, Joe W. Laymon, Teresa S. Madden, Kenneth W. Moore, Michael W. Sutherlin and Shaun A. Usmar. All of our current Board members other than Ms. Bertone (who was appointed to the Board on February 21, 2019) were elected to serve for a one-year term at our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and were initially appointed on April 3, 2017 when the company successfully emerged from Chapter 11 reorganization (the “Emergence”).

Overview of Director Nominating Process

The Board believes one of its primary goals is to advise management on strategy and to monitor our performance. The Board also believes the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to us. As such, current Board members and director nominees possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including engineering, finance and accounting, operations, environmental affairs, international affairs, governmental affairs and administration, public policy, corporate governance, board service and executive management. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving our best interests and the best interests of our stockholders.

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The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. The Nominating and Corporate Governance Committee will consider director candidates submitted by stockholders in accordance with the process outlined below.

Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101:

–	Stockholder’s name, number of shares owned, length of period held and proof of ownership;

–	Candidate’s name, age and address;

–

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

–	A supporting statement which describes the candidate’s reasons for seeking election to the Board, and documents the candidate’s ability to satisfy the director qualifications criteria described above;

–	A description of any arrangements or understandings between the stockholder and the candidate; and

–	A signed statement from the candidate confirming his/her willingness to serve on the Board, if elected.

Stockholders may submit potential director candidates at any time in accordance with these procedures. The Nominating and Corporate Governance Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating and Corporate Governance Committee deems necessary or appropriate. We recently modified our bylaws to implement “proxy access,” a means for stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. Separate procedures apply if a stockholder wishes to nominate a director candidate at the 2020 Annual Meeting. Those procedures are described below under the heading “Process for Stockholder Proposals and Director Nominations.”

Under its charter, the Nominating and Corporate Governance Committee must review with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes candidates should generally meet the criteria listed below under the heading “Director Qualifications.” The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources, including stockholder nominees, when filling vacancies and/or expanding the Board and will evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. Qualified stockholder nominees will be evaluated on the same basis as those submitted by Board members or other sources.

The Nominating and Corporate Governance Committee believes that its process for selecting directors will consistently produce highly qualified, independent Board members. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search.

Director Qualifications

Under its charter, the Nominating and Corporate Governance Committee reviews with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members, and the Board. While the selection of qualified directors is a complex and subjective process that requires

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consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that candidates should generally meet the following criteria:

•	Broad experience and a successful track record at senior policymaking levels in business, government, education, technology, accounting, law, consulting and/or administration;

•	The highest personal and professional ethics, integrity and values;

•	Commitment to representing our long-term interests and those of all our stockholders;

•	An inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Expertise that is useful to us and complementary to the background and experience of other Board members; and

•	Sufficient time to devote to Board and committee activities and to enhance their knowledge of our business, operations and industry.

The Board believes that all of our current directors meet these criteria. In addition, as outlined below, each director brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including mining and related industries, end-user segments (energy/steel), mergers and acquisitions (“M&A”), finance and accounting, human capital and organizational health, restructuring, global operations, health, safety and environmental affairs, international, governmental affairs and administration, public policy, corporate governance, legal and regulatory, board service and executive management. We believe the Board as a whole and each of our directors individually possess the necessary qualifications and skills to effectively advise management on strategy, monitor our performance and serve our best interests and the best interests of our stockholders.

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The following table shows our directors’ specific skills and knowledge that the Nominating and Corporate Governance Committee and Board relied upon when determining whether to nominate the individual for election. A particular nominee may possess other valuable skills, knowledge, or experience even though they are not indicated below.

Diversity

Peabody is an equal opportunity employer and, in addition, one of our core values is to offer an inclusive workplace. Our policies and practices support diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience, among others. While the Board does not have a formal policy of considering diversity when evaluating director candidates, the Board does believe that its members should reflect diversity in professional experience, cultural experience, gender and ethnic background. These factors, together with the director qualifications criteria noted above, are considered by the Nominating and Corporate Governance Committee in assessing potential new directors.

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Board Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for developing and administering an annual review process to evaluate the performance of the Board. This annual review process includes the annual solicitation of comments from all directors, after which the Nominating and Corporate Governance Committee reports to the Board with an assessment of the Board’s performance, which is discussed by the full Board. The Board has confirmed that each committee and the Board as a whole is functioning effectively.

Board Training and Development

From time to time, the Board members attend ongoing training and development sessions. For instance, in 2018 our directors participated in an in-boardroom training event provided by the National Association of Corporate Directors.

Director Involvement in Stockholder Engagement

Peabody management and Board members engaged in open and constructive dialogue with our stockholders throughout 2018 and into 2019. The Board and the Compensation Committee value these discussions and will continue to engage with stockholders to continue to solicit feedback about our executive compensation programs and other matters.

Feedback provided by our stockholders related to executive compensation and other governance matters was shared with the Compensation Committee and the full Board. After considering this input from stockholders, which is described in detail below under “Compensation Discussion and Analysis,” the Board determined the already established 2018 compensation program that was designed by the Compensation Committee and in place by early 2018 was properly aligned with stockholder feedback. The Compensation Committee believes that the 2018 executive compensation program and pay levels are aligned with the views expressed by our stockholders (who generally supported the 2018 executive compensation program structure) and are consistent with our overall compensation objectives.

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ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committee Overview

Committee Role and Responsibilities

The specific roles and responsibilities of the Board’s Audit, Compensation, Nominating and Corporate Governance, Executive and Health, Safety, Security and Environmental Committees are delineated in written charters adopted by the Board for each committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Health, Safety, Security and Environmental Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards (the “Independence Standards”) included in the New York Stock Exchange (“NYSE”) Listed Company Manual and the Exchange Act (as defined herein). Our Corporate Governance Guidelines and the charters of each of the Board’s committees are available on the Corporate Governance page under the Investors section of our website at: www.peabodyenergy.com. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Audit Committee
Committee Members Andrea E. Bertone Nicholas J. Chirekos Teresa S. Madden (Chair) Kenneth W. Moore ------------------------------------ Nine meetings in fiscal year 2018

◾  Reviews and discusses with management and the independent registered public accounting firm the audited annual financial statements, quarterly financial statements, and changes in or application of accounting principles;

◾  Assists the Board in fulfilling its oversight responsibility with respect to: (a) the quality and integrity of our financial statements and financial reporting processes; (b) our systems of internal accounting and financial controls and disclosure controls; (c) the independent registered public accounting firm’s qualifications and independence; (d) the performance of our internal audit function and independent registered public accounting firm; and (e) compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board;

◾  Appoints our independent registered public accounting firm, which reports directly to the Audit Committee;

◾  Pre-approves all audit engagement fees and terms, and all permissible non-audit engagements with our independent registered public accounting firm;

◾  Ensures that we maintain an internal audit function and reviews the appointment of the senior internal audit team;

◾  Meets on a regular basis with our management, internal auditors and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the external audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

◾  Oversees our financial reporting process and review in advance of filing or issuance of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual reports to stockholders and earnings press releases;

◾  Reviews our guidelines and policies with respect to risk assessment and risk management, and our major financial risk exposures and steps management has taken to monitor and control such exposures;

◾  Performs an annual review of our information technology security function and strategy; and

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◾  Makes regular reports on its activities to the Board.

See the “Audit Committee Report” on page 60. All the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission (“SEC”), NYSE listing standards, and the Independence Standards. The Board has determined that each member of the Audit Committee is financially literate under NYSE guidelines, and each member, other than Ms. Bertone, is an audit committee financial expert pursuant to the criteria prescribed by the SEC.

Compensation Committee
Committee Members Stephen E. Gorman Joe W. Laymon (Chair) Michael W. Sutherlin ------------------------------------ Six meetings in fiscal year 2018

◾  Reviews and recommends to the Board the company’s executive compensation philosophy for the compensation of the executive officers of the company and its subsidiaries;

◾  Annually reviews and recommends to the Special Committee the corporate goals and objectives relevant to compensation of our CEO, initiates the evaluation by the Board of the CEO’s performance in light of those goals and objectives, and, together with the Special Committee, determines and approves the CEO’s compensation levels based on this evaluation;

◾  Annually reviews with the CEO the performance of our other executive officers and makes recommendations to the Board with respect to the compensation plans for such officers;

◾  Annually reviews and approves for the NEOs (other than the CEO) and recommends for our CEO base salary, short-term incentive opportunity and long-term incentive opportunity, stock ownership requirements and, as appropriate, severance arrangements, retirement and other post-employment benefits, change-in-control provisions and any special supplemental benefits;

◾  Approves short-term incentive awards for executive officers other than the CEO;

◾  Oversees our short-term and long-term incentive plans and programs;

◾  Periodically assesses our director compensation program and stock ownership requirements and, when appropriate, recommends modifications for Board consideration;

◾  Reviews the Compensation Discussion and Analysis for inclusion in our annual Proxy Statement;

◾  Oversees, in consultation with management, regulatory compliance with respect to compensation matters; and

◾  Makes regular reports on its activities to the Board.

The “Special Committee” is comprised of the independent members of the Board. It is responsible for decisions regarding the compensation of the CEO.

See “Compensation Discussion and Analysis” beginning on page 28 for more information. The Compensation Committee has the sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the Compensation Committee’s evaluation of executive compensation, including the sole authority to approve fees for any such advisor. The Compensation Committee is also responsible for assessing the independence of any such advisor. All the members of the Compensation Committee are independent under NYSE listing standards and the Independence Standards.

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Health, Safety, Security and Environmental Committee
Committee Members Andrea E. Bertone Stephen E. Gorman (Chair) Joe W. Laymon Teresa S. Madden Shaun A. Usmar ------------------------------------ Nine meetings in fiscal year 2018

◾  Responsible for reviewing with management our significant risks or exposures in the health, safety, security and environmental areas, and steps taken by management to address such risks;

◾  Reviews our health, safety, security and environmental objectives, policies and performance, including processes to ensure compliance with applicable laws and regulations;

◾  Reviews assessments of the effectiveness of information technology controls relating to business continuity, data privacy and cyber security associated with our operations and performs an annual review of our information technology security function and strategy;

◾  Reviews our efforts to advance our progress on sustainable development;

◾  Reviews and discusses with management any material noncompliance with health, safety, security and environmental laws, and management’s response to such noncompliance;

◾  Reviews and recommends approval of the environmental and mine safety disclosures required to be included in our periodic reports on Forms 10-K and 10-Q;

◾  Considers and advises the Board on health, safety, security and environmental matters and sustainable development;

◾  Considers and advises the Compensation Committee on our performance with respect to incentive compensation metrics relating to health, safety, security or environmental matters;

◾  Reviews and discusses significant legislative, regulatory, political and social issues and trends that may affect our health, safety, security and environmental management process and system, and management’s response to such matters; and

◾  Makes regular reports on its activities to the Board.

All the members of the Health, Safety, Security and Environmental Committee are independent under NYSE listing standards and the Independence Standards.

Nominating and Corporate Governance Committee
Committee Members Nicholas J. Chirekos Kenneth W. Moore Michael W. Sutherlin (Chair) Shaun A. Usmar ------------------------------------ Seven meetings in fiscal year 2018

◾  Responsible for corporate governance matters;

◾  Reviews with the Board the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole;

◾  Initiates nominations for election as a director of the company;

◾  Evaluates the performance of the Board, Board committees and management;

◾  Identifies, evaluates and recommends qualified candidates, including stockholder nominees, for election to the Board;

◾  Advises the Board on corporate governance policies and procedures;

◾  Assists the Board in developing and administering an annual review process to evaluate performance of the Board;

◾  Recommends the structure, composition and responsibilities of other Board committees;

◾  Assists in the preparation of the disclosure in our annual Proxy Statement regarding corporate governance practices;

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◾  Advises the Board on matters related to corporate social responsibility (e.g., equal employment, corporate contributions and lobbying);

◾  Ensures we maintain an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board;

◾  Provides review and oversight of potential conflicts of interest situations, including transactions in which any related person had or will have a direct or indirect material interest;

◾  Reviews our policies and procedures with respect to related person transactions at least annually and recommends any changes for Board approval;

◾  Reviews and makes recommendations to the Board in conjunction with the Chair and CEO, as appropriate, with respect to executive officer succession planning and management development;

◾  Monitors compliance with, and advises the Board regarding any significant issues arising under, our corporate compliance program and Code of Business Conduct and Ethics; and

◾  Makes regular reports on its activities to the Board.

All the members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards and the Independence Standards.

Executive Committee
Committee Members Stephen E. Gorman Glenn L. Kellow Joe W. Laymon Teresa S. Madden Bob Malone (Chair) Michael W. Sutherlin ------------------------------------ One meeting in fiscal year 2018

◾  Responsible for assuming Board responsibilities when the Board is not in session; and

◾  When the Board is not in session, the Executive Committee has the power and authority as delegated by the Board, except with respect to matters that may require Board or stockholder approval under applicable law, including:

◾  Amending our certificate of incorporation and bylaws;

◾  Adopting an agreement of merger or consolidation;

◾  Recommending to stockholders the sale, lease or exchange of all or substantially all our property and assets;

◾  Recommending to stockholders dissolution of the company or revocation of any dissolution;

◾  Declaring a dividend;

◾  Issuing stock;

◾  Filling vacancies on the Board;

◾  Appointing members of Board committees; and

◾  Changing major lines of business.

Director Attendance

The Board met 13 times in fiscal year 2018. During fiscal year 2018, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served, and their average attendance was approximately 98%.

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. During fiscal 2018, our non-management directors met in executive session six times. Our Chair, Mr. Malone, chaired these executive sessions.

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Under Board policy, each director is expected to attend our annual meetings of stockholders in person, subject to occasional excused absences due to illness or unavoidable conflicts. All of our then-current directors attended the 2018 Annual Meeting, and all of our director nominees are expected to attend the 2019 Annual Meeting.

Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, is responsible for the oversight of risk management.

In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board regularly reviews information regarding marketing, operations, safety performance, trading, finance and business development as well as the risks associated with each. In addition, the Board holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities. The full Board receives reports on our enterprise risk management initiatives on at least an annual basis.

While the Board is ultimately responsible for risk oversight, Board committees also have been allocated responsibility for specific aspects of risk oversight. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Health, Safety, Security and Environmental Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with our health, safety, security and environmental objectives, policies and performance. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, political contributions and lobbying expenditures, succession planning for our directors and executive officers, and corporate governance.

Board Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing standards and the Exchange Act. As required by the NYSE listing standards, the Board evaluates the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (such as in connection with a change in employment status or other significant status changes). This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships, the Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

On February 21, 2019, the Board determined that all the current members except for Mr. Kellow are independent. In making independence determinations, the Nominating and Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with us, (2) the significance of the relationship to us, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board generally

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deems any relationships that have expired for more than three years to be immaterial. The Board also considered the relationships described below in “Review of Related Person Transactions.” The Audit Committee, Compensation Committee, Health, Safety, Security and Environmental Committee and Nominating and Corporate Governance Committee are each comprised of independent directors.

Board Leadership Structure

Our bylaws and Corporate Governance Guidelines permit the roles of Chair and CEO to be filled by different individuals. Effective May 1, 2017, the Board elected Mr. Malone to the role of non-executive Chair of the Board of the company after its Emergence.

Our Board leadership structure provides for strong oversight by independent directors. The Board is currently comprised of Mr. Kellow and nine independent directors. All Board committees are chaired by and composed entirely of independent directors, except for the Executive Committee, of which Mr. Kellow is a member.

As Chair, Mr. Malone’s duties are to:

•	Manage the affairs of the Board;
•	Preside at meetings of the Board, at executive sessions of the independent directors and at meetings of our stockholders;
•	Call meetings of the Board and the independent directors of the Board;
•

Organize the work of the Board, with assistance from the company’s CEO and Corporate Secretary, including to establish annual Board schedules and meeting agendas, to ensure the Board is provided with accurate and timely information and to consult with other directors concerning such matters;

•	By standing invitation, attend meetings of those committees of the Board of which the Chair is not a listed member (in each case as a non-voting member);
•	Facilitate effective communication among directors;
•	Review and approve minutes of the meetings of the Board and stockholders;
•	In conjunction with the Nominating and Corporate Governance Committee, ensure that processes governing the Board’s work are effective to enable the Board to exercise oversight and due diligence;
•

Promote Board effectiveness by working with the Nominating and Corporate Governance Committee to: (1) plan Board and committee composition, Board recruitment, new director orientation, director education and Board succession planning, (2) coordinate the Board evaluation process and obtain director feedback, (3) review changes in the circumstances of existing directors, determine if directors’ other commitments conflict with their Board duties, and review requests from the CEO to sit on the boards of other organizations, and (4) formulate governance policies and procedures that best serve the interests of the company and its stockholders;

•	Coordinate periodic Board review of, and input regarding, management’s strategic plan for the company;
•	With the assistance of the Compensation Committee, lead the annual Board performance evaluation of the CEO and communicate the results to the CEO;
•	Lead the Board’s review of the succession plan for the CEO and other key executives;
•	Facilitate communication between the directors and the CEO;
•

Provide advice and counsel to the CEO, serve as an advisor to the CEO concerning the interests of the Board and the Board’s relationship with management, and brief the CEO on issues and concerns arising from Board executive sessions;

•	Facilitate the role of the Board in crisis management, where appropriate;
•	If requested by the CEO or the Board, attend meetings or communicate with outside stakeholders; and
•	In consultation with the CEO, share the company’s views on policies or corporate matters with other boards and organizations when required.

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Corporate Governance

Good corporate governance is a priority at Peabody. Our key governance practices are outlined in our Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on our website (www.peabodyenergy.com) by clicking on “Investor Info” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement.

The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews our corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect what the Nominating and Corporate Governance Committee believes are best practices and promote our best interests and the best interests of our stockholders.

Director Service on Other Public Company Boards

As stated above, when reviewing qualifications, independence, skills and characteristics of Board candidates and nominees, the Nominating and Corporate Governance Committee examines whether such candidates or nominees have any material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.) which might adversely affect their performance as a director on the Board. Current directors are required to advise the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on another public company board.

It is the current view of the Board that no director should serve on more than four public company boards, including the Board. Except in extraordinary circumstances, and only after the Board has determined that such simultaneous service would not impair the ability of the director to serve effectively on the company’s Audit Committee, no member of the company’s Audit Committee shall serve simultaneously on the audit committee of more than two other public companies. For purposes of this guideline and as provided under NYSE rules, (i) service on the boards of multiple funds within a single fund complex shall be deemed as service on one public company board, and (ii) service on multiple audit committees within a single fund complex shall be deemed as service on one public company audit committee.

Majority Voting and Mandatory Director Resignation Policy

Our bylaws provide for majority voting in the election of directors. In the case of uncontested elections, in order to be elected, the number of shares voted in favor of a nominee must exceed 50% of the number of votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. Votes cast include votes against or votes to withhold authority with respect to that nominee’s election, but exclude abstentions and broker non-votes.

If a nominee is an incumbent director and does not receive a majority of the votes cast with respect to the nominee’s election, such director is expected to promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation under our Corporate

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Governance Guidelines will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether to accept the tendered resignation.

In the case of contested elections, directors will be elected by a plurality of the votes of the shares present in person or by proxy and voting for nominees in the election of directors at any meeting of stockholders for the election of directors at which a quorum is present. For these purposes, a contested election is any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.

Code of Business Conduct and Ethics

We have adopted a code of ethics, the “Code of Business Conduct and Ethics” which can be found on our website (www.peabodyenergy.com) by clicking on “Investor Info” and then “Corporate Governance.” The Code of Business Conduct and Ethics applies to all our directors, officers and salaried employees.

Succession Planning

Pursuant to the Corporate Governance Guidelines, our CEO provides the Board with an annual report on succession planning and related development recommendations. The report includes a short-term succession plan which delineates temporary delegation of authority in the event that the CEO or any other executive officer is unable to perform his or her duties.

Director Compensation

The 2018 compensation of non-employee directors consisted of cash compensation (annual Board and committee retainers) and equity compensation. Each of these components is described in more detail below. Any director who was also our employee received no additional compensation for serving as a director. In setting director compensation, the Compensation Committee received input from F.W. Cook, its independent compensation consultant. In addition, our 2017 Incentive Plan places a limit of $600,000 total on cash and equity compensation that may be awarded to each non-employee director in any calendar year.

In July 2018, F.W. Cook conducted a competitive market review of our non-employee director compensation program. For purposes of this review, data was collected from the same peer group we utilized for executive compensation decisions (as described below under “Compensation Discussion and Analysis”). Based on this review, F.W. Cook presented to the Compensation Committee an analysis of and recommendations for our director compensation program. Because the review indicated that the company’s per-director compensation is comparable to the peer group median, no changes were made to the non-employee director compensation program or stock ownership requirements for 2018.

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However, the company made the following changes effective for 2019 non-employee director compensation to align with peer group practices and better align the interests of our non-employee directors with those of our stockholders: (1) provided for dividend equivalents on annual deferred stock unit grants to non-employee directors, and (2) increased the Audit Committee Chair cash retainer from $20,000 to $25,000.

The Board consists of ten directors, including our CEO and nine independent directors. Our Board adopted the following compensation structure for our non-employee directors for 2018:

Annual Cash Retainer	$110,000

Additional Committee Chair Cash Retainer

Audit Committee Chair	$ 20,000

Compensation Committee Chair	$ 15,000

Health, Safety, Security and Environmental Committee Chair	$ 15,000

Nominating and Corporate Governance Committee Chair	$ 15,000
Additional Non-Executive Chairman Cash Retainer	$150,000
Annual Equity Award Value	$130,000 (see below for more information)

The equity award for our non-employee directors was comprised of deferred stock units (“DSUs”). The number of DSUs granted to each non-employee director was determined by dividing $130,000 by the closing price per share of the company’s Common Stock on the grant date (and rounding down to the nearest whole DSU). DSUs generally vest monthly over 12 months. However, the underlying shares are generally not distributed until the earlier of (1) three years after the grant date and (2) the director’s separation from service, if this election is made.

Other Elements of Board Compensation

In addition to the compensation described above, we paid travel and accommodation expenses of our non-employee directors to attend meetings and other integral corporate functions. Non-employee directors did not receive meeting attendance fees. Non-employee directors could be accompanied by a spouse/partner when traveling on company business on our aircraft or charter aircraft. Non-employee directors also had the opportunity to participate in our charitable contribution matching gifts program at the same level and based on the same guidelines applicable to our full-time employees.

The following table sets forth compensation for each director (other than Mr. Kellow) who served on the Board in 2018:

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Nicholas J. Chirekos	110,000	129,968	7,500	247,468

Stephen E. Gorman *	125,000	129,968	—	254,968

Joe W. Laymon *	125,000	129,968	—	254,968

Teresa S. Madden *	130,000	129,968	7,500	267,468

Bob Malone ^	260,000	129,968	5,000	394,968

Kenneth W. Moore	110,000	129,968	2,500	242,468

Michael W. Sutherlin *	125,000	129,968	—	254,968

Shaun A. Usmar	110,000	129,968	—	239,968

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*	Committee Chair
^	Non-Executive Chairman
(1)	Fees earned include the annual retainer and any committee chair or non-executive chair fees or retainers.
(2)

On May 11, 2018, each non-employee director (other than Ms. Bertone, who joined the Board in 2019) was granted 3,354 DSUs at a grant date fair value of $38.75 per share, as indicated in this column. As of December 31, 2018, each of these non-employee directors had 8,348 stock awards outstanding. No options were held by directors as of the end of 2018.

(3)	All Other Compensation for Mr. Chirekos, Ms. Madden, Mr. Malone and Mr. Moore consists of charitable contributions in accordance with our matching gifts program.

Non-Employee Director Share Ownership Requirements

Under our share ownership requirements for directors, each non-employee director is required to acquire and retain Common Stock having a value equal to at least five times his or her annual cash retainer within five years of board appointment.

If at any time a non-employee director does not meet his or her ownership requirement, the director must retain (1) any Common Stock owned by the director (whether owned directly or indirectly) and (2) any net shares received as the result of the exercise, vesting or payment of any equity award until the ownership requirement is met, in each case unless otherwise approved in writing by the Compensation Committee. For this purpose, “net shares” means the shares of Common Stock that remain after shares are sold or withheld, as the case may be, to (1) pay the exercise price for a stock option award or (2) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award.

Compliance with these requirements is evaluated as of December 31 of each year. The value of an individual’s share ownership as of such date is determined by multiplying the number of shares of our Common Stock or other eligible equity interests held by the individual by the closing price of our stock as of the business day immediately preceding the date of determination. Currently, each non-employee director is in compliance with these requirements and is on-track to meet the share ownership guidelines within the allowable timeframe.

For purposes of determining stock ownership levels, only the following forms of equity interests are included:

•	stock owned directly (including stock or stock units held in any defined contribution plan or employee stock purchase plan and shares of restricted stock);

•	stock held by immediate family members residing in the same household or through trusts for the benefit of the person or his or her immediate family members residing in the same household;

•	unvested restricted stock or RSUs (provided that vesting is based solely on the passage of time and/or continued service with Peabody); and

•	vested and undistributed DSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

Dear Fellow Stockholder:

As members of the Compensation Committee of the Board of Directors of Peabody, we believe that most executive compensation should be contingent on performance against robust metrics that reflect the interests of our stockholders and the company’s long-term business strategy. We also believe that executive compensation should be market competitive to attract and retain high-quality talent and earned compensation should be reasonable compared to actual company performance.

At the 2018 Annual Meeting, our Say-on-Pay vote received 58% support. The Compensation Committee takes this feedback very seriously. We heard concerns about the magnitude of the 2017 compensation and a desire to see a greater linkage between pay and performance.

Following last year’s vote, the Compensation Committee made a concerted effort to increase engagement with our stockholders regarding our executive compensation program. I have personally had the opportunity to speak with stockholders holding 58% of our shares outstanding.

After listening to input from stockholders, the Compensation Committee believes the 2018 compensation program aligns with stockholder feedback and addressed the concerns with the 2017 compensation program. The 2018 program also incorporates advice from the Compensation Committee’s independent consultant and other external advisors. The following changes were incorporated into the design:

•	The short-term incentive program is formula-driven based entirely on business results;

•	The majority of equity granted to NEOs is tied to performance;

•

Compensation opportunities were determined by taking into consideration competitive market information; the breadth, scope, complexity and criticality of each NEO’s role; and internal equity and individual performance; and

•	Based on a competitive market review, the CEO’s target total direct compensation will not be increased in 2019.

During September 2018, our North Goonyella Mine in Australia experienced a fire in a portion of the mine, which impacted our financial results.

As described in more detail in the “Compensation Discussion and Analysis,” the following pay actions demonstrate our pay-for-performance philosophy:

•

The CEO recommended, and both the Compensation Committee and the Special Committee approved, a reduction in the formulaic results for the 2018 STIP payments for the executive leadership team, including the NEOs, to reflect the impact of the fire at the North Goonyella Mine; and

•

The CEO recommended, and both the Compensation Committee and the Special Committee approved, a further discretionary reduction for the 2018 STIP payments for the CEO and the President Australia, who have direct line operating responsibility for North Goonyella operations.

On behalf of the Compensation Committee, I would like to thank you for your support and feedback. We are committed to the continued evaluation of our executive compensation programs to ensure they are aligned with the interests of our stockholders. Thank you for your investment in Peabody. I can assure you that the Board, this Committee and management is working hard every day to deliver on the trust you have put in us.

Sincerely,

Joe Laymon

Compensation Committee Chair

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Overview

Peabody’s 2018 executive compensation program was the first full-year executive pay program since the company successfully emerged from Chapter 11 reorganization in April 2017. The program included fundamental changes that evidence our pay-for-performance approach to executive compensation. This approach aligns with the company’s current business strategy and is designed to motivate and reward our leaders for long-term performance and enhanced company value. Our 2018 compensation program design and pay levels were significantly different from those of 2017. The 2017 pay levels were driven by programs specific to the period the company was in Chapter 11 through Emergence. In addition, in response to last year’s Say-on-Pay vote, we engaged with and listened to our investors. We believe that our 2018 executive compensation program supported the company’s strategic objectives and was aligned with stockholder interests and the feedback provided by our owners during that engagement process. Our North Goonyella Mine in Australia experienced a fire in a portion of the mine during September 2018. As a result of this event, and as described below under the subheading “Short-Term Incentive Program,” discretionary downward adjustments were made to the results for the 2018 STIP payments for NEOs and other members of the executive leadership team.

2018 Named Executive Officers

This Compensation Discussion and Analysis (the “CD&A”) explains the elements of the compensation of the company’s NEOs and describes the objectives and principles underlying the company’s executive compensation program and decisions made in fiscal year 2018. For fiscal year 2018, our NEOs were:

Name	Title as of December 31, 2018
Glenn L. Kellow	President and Chief Executive Officer
Amy B. Schwetz	Executive Vice President and Chief Financial Officer
Charles F. Meintjes	Executive Vice President Corporate Services and Chief Commercial Officer
Kemal Williamson	President Americas
A. Verona Dorch	Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Business Highlights for 2018

Peabody concluded 2018 with strong company-wide Adjusted EBITDA margins1 of approximately 25% for the full year, successful completion of what we believe to be a highly accretive acquisition, robust cash flows and share buybacks that have now surpassed $1 billion. Against the backdrop of favorable seaborne conditions, Peabody began 2019 with a healthy balance sheet, expectations of continued strong operating cash flows and an ongoing commitment to returning cash to stockholders. In particular,

•	In 2018, Peabody earned $645.7 million in income from continuing operations, net of income taxes, on Adjusted EBITDA of $1.38 billion and revenue of $5.58 billion.

•	The company had Adjusted EBITDA margins of approximately 25% for 2018, well above the average for the U.S. S&P MidCap 400 Index.

•	Free Cash Flow totaled $1.36 billion for the full year, and the company reduced total liabilities by $553 million.

•

Approximately 80% of Peabody’s investments were oriented to assets targeting seaborne demand centers, reflecting the company’s continued evolution toward an emphasis on higher-demand, higher-margin products.

1 Adjusted EBITDA margin is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

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•

Shares of BTU lost 22% from a total shareholder return perspective, whereas a representative group of U.S. coal equities declined an average of 24%. Sixteen of 23 global coal equities and master limited partnerships lost value during 2018 marked by macro concerns about global GDP growth and trade wars.

•

Peabody initiated a quarterly dividend in 2018 and increased the per-share payout twice as the year progressed. The company also expanded its share buyback program and completed $1.1 billion of share repurchases over an 18-month period.

•	Peabody completed the highly attractive acquisition of the Shoal Creek hard-coking coal mine.

•	The global safety incidence rate of 1.45 accidents per 200,000 hours worked marked the fifth successive year below the 1.5 mark and 22% better than the level in 2013.

•	Peabody was added to the prestigious Fortune 500 in Spring 2018.

•	Peabody believes land restoration is an essential part of the mining process, and Peabody’s reclamation activities resulted in 1.4 acres for each acre disturbed in 2018.

•	The company partnered with Arq, a technology-led innovation company, to advance a process to convert coal “fines” into an energy source that can be blended directly with oil products.

•

Peabody was honored with a number of notable awards including “Best ESG – Responsible Mining Company – Global” by CFI International; “Employer of the Year – Energy & Natural Resources” from Corporate LiveWire; the Sentinels of Safety Award from the National Mining Association for the Kayenta Mine Prep Plant in Arizona; and three of four U.S. Office of Surface Mining reclamation awards for Bear Run Mine and Wild Boar Mine in Indiana and the former Big Sky Mine in Montana; Wild Boar was also honored with the 2018 National Reclamation Award in the coal category from the Interstate Mining Compact Commission.

Response to Last Year’s Say-on-Pay Vote

At the 2018 Annual Meeting of Stockholders, we conducted a Say-on-Pay vote in which we received approximately 58% support. We take these voting results seriously, so following last year’s vote, we made a concerted effort to increase engagement with our stockholders regarding our executive compensation program.

Peabody engaged in open and constructive dialogue with its stockholders throughout 2018 and into 2019. The Board and the Compensation Committee value these discussions and will continue to engage with stockholders to continue to receive feedback about our executive compensation programs.

Analysis of Executive Compensation Since Emergence from Bankruptcy; Response to Stockholders

In evaluating the company’s executive compensation program for 2018 and the changes made in 2018, it is important to understand the historical context in which the program has developed. The company emerged from Chapter 11 bankruptcy protection on April 3, 2017 with a new board of directors that formed a new

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Compensation Committee and, as it related to the CEO, the Special Committee. As part of the company’s plan to emerge from bankruptcy, the company established the terms of the 2017 executive compensation program. The 2017 program was part of the company’s Plan of Reorganization, which received 93% approval from the creditors, who would become the company’s stockholders upon Emergence. The 2017 program reflected the priorities and aligned with the interests of the new stockholders in 2017, and included an RSU grant to all active employees.

The Emergence awards reflected the following:

•	Competitive market practices in restructuring;

•	Desire to retain our high-performing executive team and operations management;

•	Recognition of cost reduction efficiencies and value created during Chapter 11; and

•	Intent to ensure the sustainability of results.

The 2017 executive compensation program was largely comprised of one-time programs specific to the period the company was in Chapter 11; the program aligned with the interests of the stockholders and with the goals and interests of the company at that time. The Compensation Committee recognized that stockholder interests and the company’s business plans and priorities changed from 2017 to 2018. Therefore, the 2018 executive compensation program is grounded in a pay for performance approach, aligns with current business realities and is designed to motivate and reward our leaders for long-term performance and enhanced company value.

Feedback provided by our stockholders related to executive compensation and other governance matters was shared with the Compensation Committee and full Board. After considering this input from stockholders, we believe that the 2018 compensation program is properly aligned with stockholder feedback and addresses previously raised concerns. In addition to extensive stockholder engagement, we sought the advice of the Compensation Committee’s independent consultant and other external advisors. The following table details what the Board heard throughout the course of these conversations and how the 2018 compensation program addressed each concern and reflected changes aligned with stockholder feedback and concerns:

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What We Heard	What We Did
Some stockholders expressed concern with certain aspects of our 2017 compensation program through the 2018 Say-on-Pay vote.

Peabody reached out to 24 institutional stockholders, holding about 87% of total shares outstanding as of March 18, 2019, to solicit feedback on the company’s compensation programs and related governance policies.

Of these, management met with 9 stockholders holding 66% of our total shares outstanding as of March 18, 2019, and our Compensation Committee Chair participated in 8 of these meetings with stockholders, representing 58% of our total shares outstanding as of March 18, 2019.

Some stockholders expressed concerns with the magnitude of 2017 executive compensation, including Emergence grants.

The Compensation Committee established 2018 NEO compensation opportunities in line with competitive market practices and levels. The 2018 executive compensation program reflects fundamental changes that evidence our ongoing approach to using compensation to motivate and reward our leaders for driving long-term performance and company value.

As shown on page 48, the 2018 Summary Compensation Table total for our CEO reflects a 64% reduction from 2017.

Based on a competitive market review, there will be no increase in the CEO’s target total direct compensation for 2019.

Some stockholders expressed concerns with the company’s STIP

Material changes to the STIP included:

• elimination of individual performance objectives;

• addition of the Free Cash Flow — STIP per Share metric as a measure of company performance;

• switch from Adjusted EBITDAR to Adjusted EBITDA – STIP, since Adjusted EBITDAR is generally a reorganization metric and excludes the impact of, among other things, certain reorganization charges;

• revised weightings of the STIP metrics to align with business strategy; and

• increased payout opportunities as a percentage of base salary for certain of the NEOs in line with the company’s peer group.

Some stockholders expressed a desire for greater linkage between pay and performance

The Compensation Committee established 2018 LTIP awards for the NEOs. The majority of the 2018 equity grants to the NEOs were performance-based.

About 59% of the CEO’s 2018 compensation opportunity was performance-based and more than half of the other NEOs’ compensation opportunities, on average, was performance-based.

Performance-based LTIP awards have a three-year performance period, which is consistent with predominant practices in U.S. long-term incentive programs. Time-based LTIP awards have a three-year ratable vesting term.

The CEO recommended, and both the Compensation Committee and the Special Committee approved, a discretionary reduction in the formulaic results for the 2018 STIP payments for the executive leadership team, including the NEOs. The reduction is intended to reflect the impact of the fire at the North Goonyella Mine in Australia. Final awards for the CEO and the President Australia, who have direct line operating responsibility for North Goonyella operations, include an additional reduction.

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The Compensation Committee believes that the 2018 executive compensation program and pay levels are aligned with the views expressed by our stockholders and are consistent with our overall compensation objectives. As shown in the chart below, the 2018 Summary Compensation Table values for our CEO and the other NEOs (on average) reflect a significant reduction from 2017.

We will continue to engage with and solicit feedback on compensation and design practices from our stockholders, who (based on feedback in our outreach discussions) generally supported the 2018 executive compensation program structure.

2018 Executive Compensation Program Structure

Our 2018 executive compensation program reflected a combination of salary, annual cash incentives under our STIP and LTIP equity awards.

The graphs below display the 2018 target total direct compensation mix for our CEO and our other NEOs, as well as the portion that was performance-based. As shown in the graphs below, about 59% of the CEO’s target total direct compensation and, on average, about 54% of the target total direct compensation for the other NEOs was performance-based.

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Process for Determining 2018 NEO Compensation

Our executive compensation philosophy is comprised of the following core principles:

•	Pay-for-performance;

•	STIP awards should be tied to the successful achievement of pre-established objectives that support our business strategy; and

•	Long-term incentives should provide opportunities for executives to earn equity compensation if certain pre-established long-term objectives are successfully achieved.

Summarized below are roles and responsibilities of the parties that participated in the development of the company’s 2018 executive compensation program:

Committees

The Compensation Committee and, as it relates to the CEO, the independent members of the Board (the “Special Committee” and together with the Compensation Committee, the “Committees”), had responsibility for overseeing our executive compensation framework. The Committees, working with the Committees’ independent compensation advisor (discussed further below), other advisors and senior management, sought to align pay with performance and create incentives that reward operational excellence, safety and financial management and that ultimately are designed to create stockholder value.

The Committees’ responsibilities included:

•	developing our executive compensation philosophy;

•	approving base salaries and STIP and LTIP programs and opportunities;

•	assessing performance and approving earned incentives;

•	approving LTIP grants including performance goals and award terms; and

•	approving severance programs and executive participation.

In making compensation decisions for 2018, the Committees took a fresh look at the total compensation opportunity for each of our NEOs and modified base salaries and determined incentive targets, taking into consideration:

•	the breadth, scope, complexity and criticality of each NEO’s role;

•	competitive market information;

•	internal equity or roles of similar responsibilities, experience and organizational impact;

•	current compensation levels; and

•	individual performance.

The Committees did not use a predetermined formula to make overall decisions but generally considered all of the above factors.

Management

For 2018, in relation to compensation, the role of the CEO was to review the performance of the other NEOs and make recommendations on base salary, STIP and LTIP opportunities for the other NEOs.

Independent Compensation Consultants

The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that

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person’s independence from management and is directly responsible for the appointment, compensation arrangements and oversight of the work of any such person. Under this authority, for 2018 the Compensation Committee engaged an independent compensation consultant, F.W. Cook, after assessing its independence. F.W. Cook does not provide any other services to us and its work in support of the Compensation Committee did not raise any conflicts of interest or independence concerns. F.W. Cook in general provided the Committees with competitive market information, assistance on evaluation of the peer group composition, input to incentive program design, and information on compensation trends. The Board conducts an annual review of the performance of F.W. Cook.

Competitive Market Information

Talent for senior-level management positions and key roles in the organization can be acquired across a broad spectrum of companies. As such, we utilized competitive market compensation information for 2018:

•	as an input in developing base salary levels, STIP targets and LTIP award ranges;

•	to evaluate the form and mix of equity awarded to NEOs;

•	to assess the competitiveness of total direct compensation opportunities for NEOs;

•	to evaluate share utilization by reviewing overhang levels and annual run rates;

•	to evaluate share ownership guidelines;

•	to validate whether our executive compensation program was aligned with our performance; and

•	as an input in designing compensation plans, benefits and perquisite programs.

This competitive market information comes from both compensation surveys and from a group of companies of similar size and/or complexity as us (the “Compensation Peer Group”), described in more detail in the section below. The survey data provided a significant sample size, included information for management positions below senior executives, and included other industries from which we might recruit for executive positions. The primary survey source was the Willis Towers Watson Executive Database. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis.

As stated above, while the Compensation Committee examined competitive market information from this survey and the Compensation Peer Group, competitive market information was not the sole factor in its decision-making process.

Compensation Peer Group

In July 2017, the Compensation Committee approved a revised Compensation Peer Group. In determining the composition of the Compensation Peer Group, our Compensation Committee considered companies that were:

•	direct business competitors;

•	labor market competitors;

•	in a similar industry (for example, coal and consumable fuels, mining and metals, energy and other companies subject to similar economic opportunities and challenges); and

•	of a similar scale (with revenue and enterprise value generally within 1/3-times to 3-times the size of our company).

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Based on review and discussions with F.W. Cook, no changes were made to the Compensation Peer Group for 2018. The Compensation Peer Group for 2018 was comprised of the following companies:

2018 Compensation Peer Group (18)		Alignment with Peer Median (2)

AK Steel Holding Corporation	Freeport-McMoRan Inc.
Antero Resources Corporation	The Mosaic Company
Arch Coal, Inc.	Newmont Mining Corporation
Barrick Gold Corporation	Noble Energy, Inc.
Chesapeake Energy Corporation	Packaging Corporation of America
Cleveland-Cliffs Inc.	Southwestern Energy Company
CONSOL Energy Inc.(1)	SunCoke Energy, Inc.
CVR Energy, Inc.	Teck Resources Limited
Domtar Corporation	United States Steel Corporation

(1) In November 2017, CONSOL Energy Inc. spun off “CONSOL Mining Corp,” which has retained the name CONSOL Energy, Inc. (and remains in the peer group, as it produces and exports coal).

(2) Data is reflected as of the most recently reported four quarters at January 1, 2019 from S&P’s Capital IQ; includes adjustments that may differ from GAAP reporting made by Capital IQ.

2018 NEO Compensation Determinations and Outcomes

The following discussion provides details of our executive compensation program determinations and outcomes for each of our NEOs during 2018.

Base Salaries

In general, we pay base salaries to the NEOs to provide them with a level of fixed income for their service to the company.

The Committees approved an increase to the base salary rate of each NEO effective April 1, 2018, as detailed in the following table. These changes generally represented merit increases, but also included market-based adjustments for Glenn Kellow and Amy Schwetz.

Named Executive Officer	Base Salary as of January 1, 2018	Base Salary as of April 1, 2018	% Change in April 2018

Glenn L. Kellow	$1,022,587	$1,100,000	7.6%
Amy B. Schwetz	$ 575,000	$ 600,000	4.3%
Charles F. Meintjes	$ 563,833	$ 575,000	2.0%
Kemal Williamson	$ 512,575	$ 523,000	2.0%
A. Verona Dorch	$ 466,900	$ 476,238	2.0%

Short-Term Incentive Program

The STIP is designed to reward company performance while encouraging management to continue to improve upon our excellent safety record. For 2018, the STIP was modified to better align with our strategic priorities as a fully independent public company and reflect input from stockholders. In particular, the Committees approved the following changes from the 2017 STIP program:

•	eliminated the “individual objectives” metric in order to place more emphasis on measurable company performance;

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•	added Free Cash Flow—STIP per Share as a metric, as we view this metric as a measure of company performance;

•	replaced the Adjusted EBITDAR metric with an Adjusted EBITDA—STIP metric since we emerged from Chapter 11 reorganization in April 2017 (and Adjusted EBITDAR is generally a reorganization metric);

•	modified the weightings of the STIP metrics to align with business strategy; and

•	in conjunction with the overall review of each NEO’s compensation package, increased the target opportunity as a percentage of base salary for certain NEOs.

The table below provides the definitions for and the purposes of the 2018 STIP performance metrics, which applied to the executive officers and certain other participants in the 2018 STIP:

Metric	Definition	Purpose
Free Cash Flow—STIP per Share

Free Cash Flow—STIP divided by Weighted Average Diluted Shares Outstanding, where:

•   “Free Cash Flow—STIP” is defined and reconciled in Appendix B; and

•   “Weighted Average Diluted Shares Outstanding” includes all dilutive shares and shares related to participating securities (as disclosed in the 2018 10-K)

•   Drives performance to maximize cash from operations

•   Per share measure incentivizes management and provides optionality to deliver value to stockholders through share repurchases and dividends, and to reinvest in the business in accordance with our published investment goals

Adjusted EBITDA— STIP

This metric is based on Adjusted EBITDA—STIP (as defined in Appendix B) of our consolidated enterprise, after excluding 50% of the impact of realized pricing versus budget up to $100 million (a “pricing collar”), with anything in excess of the pricing collar being fully realized. In 2018, this pricing collar reduced Adjusted EBITDA by $100 million

•   Drives management to maximize Adjusted EBITDA, the primary metric used to measure our segments’ operating performance

•   Pricing collar is intended to focus management on operating performance while providing exposure to pricing volatility, both positive and negative

TRIFR	The number of injuries that result in medical treatment, restricted work or lost time, divided by the number of hours worked (includes employees, contractors and visitors), multiplied by 200,000 hours	• Safety is a value that is integrated into our business, and is a leading measure of operational excellence and a critical culture and industry imperative
SAWOL MS Conformance

SAWOL MS sets the expectations relating to safety and health for the organization. SAWOL MS aligns with CORESafetyTM (a National Mining Association framework) and is centered on three key areas of leadership and organization, risk management and assurance. Embedded in this framework is a requirement to audit conformance

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Similar to many U.S.-based publicly traded companies, the 2018 STIP initially had a funding mechanism that was designed and intended to comply with the “qualified performance-based compensation” exemption requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, awards structured this way were anticipated to potentially be deductible by us for U.S. federal income tax purposes. More particularly, under the 2018 STIP, awards were initially designed so that a threshold goal of $100 million of Adjusted EBITDA—STIP was required to be met for fiscal 2018 in order to fund 2018 STIP awards at maximum payout levels, and the Committees retained negative discretion to reduce final award payouts. However, due to the unavailability of the “qualified performance-based compensation” exemption under Section 162(m) of the Code following tax reform legislation adopted in late 2017 (as further described below), in January 2018 the Committees determined that 2018 STIP awards would not be “qualified performance-based awards” for purposes of Section 162(m) of the Code (although they are still performance-based awards for compensation purposes). Accordingly, the Committees determined that the threshold Adjusted EBITDA—STIP funding mechanism would not be applicable and determined that the performance goals described below would serve as the only performance measures for the 2018 STIP awards. In any event, the 2018 STIP awards were also designed so that no 2018 STIP award could exceed $5,000,000.

Summarized in the table below are: the weights for each 2018 STIP performance metric; threshold, target and maximum performance expectations; actual results; and the achievement percentage for each performance metric, including the discretionary downward adjustments to the formulaic results:

Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Results	Achievement	Discretionary Adjustments		Direct Line Operating Responsibility(2)
							Adjusted Results	Achievement

Free Cash Flow—STIP per Share
	40%	$3.85	$5.15	$7.75	$ 10.08	200%	$8.42	200%	100%
Adjusted EBITDA—STIP ($ in millions)
	40%	$708	$1,012	$1,316	$1,279	188%	$1,078	122%	61%

Safety
TRIFR
	10%	1.65	1.24	0.87	1.45	0%(1)	—	0%	0%
SAWOL MS
	10%	No more than 2 open major non- conformances averaged across the business	Not more than five open minor non- conformances averaged across the business	Conformance with all SAWOL MS elements and approved standards	Averaged less than 1 major and 2.53 minor non- conformances across the business	138%	—	0%	0%

				Total Achievement		169%		129%	64%

(1)	The achievement for TRIFR is zero due to the fatality in September 2018 at the Bear Run Mine.
(2)	Direct line operating responsibility for the North Goonyella Mine in Australia.

In 2018, our NEOs earned STIP awards equal to 169% of target, based on our performance against Free Cash Flow-STIP per Share, Adjusted EBITDA—STIP and Safety metrics. However, following a fire at the North Goonyella Mine in Australia, the CEO recommended, and both the Compensation Committee and the Special Committee approved, a reduction in the formulaic results, decreasing STIP payments by 24%. This 24% reduction was derived as follows:

•

A negative adjustment of $201 million was applied to both Adjusted EBITDA—STIP and Free Cash Flow—STIP per Share reflecting a combination of estimated 2019 re-entry costs at North Goonyella and expected cash outlays related to equipment settlements. These adjustments applied to the executive leadership team, including the NEOs, and to Corporate and Business Unit employees with STIP awards based on these same metrics.

•

The achievement of SAWOL was reduced from 138% of target to zero recognizing the relationship of the incident to our safety and monitoring systems and standards. This impacted earned awards for the executive leadership team, including the NEOs.

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Finally, for the CEO, who has direct line operating responsibility for North Goonyella operations, the CEO recommended, and the Special Committee approved, a further discretionary reduction of 50%, resulting in a 62% reduction in the overall 2018 STIP payment for the CEO as shown in the table below:

Name	Target Opportunity as a % of Base Salary (1)	2018 STIP Earned as a % of Target	2018 STIP Earned ($)
Glenn L. Kellow	125%	64%	884,783
Amy B. Schwetz	100%	129%	772,174
Charles F. Meintjes	85%	129%	629,000

Kemal Williamson	85%	129%	572,117

A. Verona Dorch	80%	129%	490,318

(1) Reflects increases from the following 2017 target percentages based on the analysis previously described above: 110% for Mr. Kellow; 80% for Ms. Schwetz; and 80% for each of Mr. Meintjes and Mr. Williamson.

Long-Term Incentive Program

The LTIP for the NEOs for fiscal year 2018 consisted of PSUs and RSUs. Target aggregate LTIP award values were established for the NEOs as shown in the following table. Approximately 60% of each NEO’s target award was granted as PSUs, and approximately 40% was granted as RSUs.

Name	Target Value of LTIP Award

Glenn L. Kellow	$4,900,000

Amy B. Schwetz	$1,293,750

Charles F. Meintjes	$1,127,665

Kemal Williamson	$1,025,150

A. Verona Dorch	$933,800

PSUs were granted to the NEOs for a performance period beginning on January 1, 2018 and ending December 31, 2020. The LTIP includes PSUs to provide strong linkage to company performance based on the metrics described below.

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The table below provides definitions for and the purposes of the performance metrics applicable to the 2018 PSU awards:

Metric	Definition	Purpose

Return on Invested Capital (“ROIC”)

Net Operating Profit After Tax divided by Average Invested Capital, where:

•   “Net Operating Profit After Tax” is annual operating profit excluding the amortization of sales contracts and any non-recurring charges associated with the early settlement or termination of company liabilities, mine closures or employee separation programs, as adjusted by the amount of taxes paid or received for such year in cash

•   “Average Invested Capital” is the sum of (a) the total debt of the company and (b) the total equity of the company, as determined using the four-quarter average, minus Excess Cash

•   “Excess Cash” is the company’s unrestricted cash reserves, as determined using the four-quarter average, minus $800 million (the company’s targeted liquidity level), plus unused available liquidity under any credit arrangements for each period

•   Payout is based on a straight average of annual three-year performance

A measure of company performance that aims to incentivize management to pursue efficient and disciplined capital allocation and maximize returns on investment

Metric was designed to incentivize management to deliver returns in excess of its weighted average cost of capital

Environmental Reclamation

•   A ratio of reclaimed graded acres vs. disturbed acres, where “graded” means final contour grading prior to soil replacement and “disturbed” means new acres impacted for mining purposes

•   Payout is based on a straight average of annual three-year performance

Encourages commitment to reclamation and reduction of mining footprint by incentivizing management to maximize acres reclaimed versus disturbed
Relative Total Shareholder Return (“RTSR”)

The rank of Peabody’s Total Shareholder Return as compared to the Total Shareholder Return of all members of a peer group, ranked in descending order, at the end of the performance period, where:

•   “Total Shareholder Return” reflects stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the performance period through the end of the performance period

•   The beginning stock price will be based on the average of the 20 trading days immediately prior to the first day of the performance period and the ending stock price will be based on the average of the 20 trading days immediately prior to the last day of the performance period

Encourages management to maximize long-term stock price appreciation and return of capital to stockholders

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Summarized in the table below are the weights for each performance metric and threshold, target and maximum performance expectations.

Metric	Weight	Threshold	Target	Maximum

ROIC	80.0%	5.0%	10.0%	15.0%
Environmental Reclamation	20.0%	0.8 to 1	1.0 to 1	1.2 to 1
RTSR	Used as a “modifier,” as described below
Payout as a Percent of Target		50%	100%	200%

With the RTSR modifier, the payout determined based on the ROIC and Environmental Reclamation metrics can be increased or decreased by 25%, as shown in the table below. However, maximum achievement for the 2018 PSUs is limited to 200%, and no positive adjustment will be made where RTSR is negative, even if RTSR is above the 75th percentile.

RTSR Peer Group Percentile Rank	Payout Adjustment

Above the 75th percentile	+25%
Between 25th and 75th percentile	None
Below the 25th percentile	-25%

The RTSR peer group consists of the companies set forth in the table below. The list includes the VanEck Vectors Coal exchange-traded fund (the “KOL Index”), the company’s current peers that are included in the KOL Index, other U.S.-based companies in the KOL Index, Australia-based companies in the KOL Index, as well as other companies in the coal & consumables fuels industry that were excluded from the peer group used to make compensation decisions (as described below) for reasons not applicable for an RTSR performance peer group (for example, because the company used abnormal pay practices or was too small in comparison to Peabody). We used a different peer group for purposes of the RTSR modifier because compensation levels are heavily influenced by scale and certain of our more direct business competitors may be smaller in scale than us.

2018 RTSR Peer Group (15)	Peer Group Categories

KOL Index
Alliance Resource Partners, L.P.
Arch Coal, Inc.
Cloud Peak Energy Inc.
CONSOL Energy Inc.(1)
Contura Energy, Inc.
Foresight Energy LP
Hallador Energy Company
Natural Resource Partners L.P.
New Hope Corporation Limited
South32 Limited
SunCoke Energy, Inc.
Teck Resources Limited
Warrior Met Coal, LLC
Whitehaven Coal Limited

(1) In November 2017, CONSOL Energy Inc. divested “CONSOL Mining Corp,” which has retained the name CONSOL Energy, Inc. (and remains in the peer group, as it produces and exports coal).

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The performance period applicable to the 2018 PSU awards will conclude at the end of fiscal year 2020, and the awards therefore remain outstanding as of the end of fiscal year 2018. There were no PSU awards for which the performance period concluded during 2018.

RSUs generally represent the right to receive a defined number of shares of our Common Stock after completing a service period established at the time of grant. RSUs granted to the NEOs in 2018 generally vest ratably on each of the first three anniversaries of the grant date, subject to continued employment. The Compensation Committee believes RSUs are important because they link compensation to stock price performance, promote retention, and build executive ownership and alignment with stockholders.

Executive Compensation Policies and Practices

Benefits

NEOs participated in 2018 in benefit plans generally available to the broader employee group.

Non-Qualified Defined Contribution Plan

All of our NEOs participate in our non-qualified defined contribution plan (“Non-Qualified Plan”). The Non-Qualified Plan is designed to allow a select group of highly compensated management employees to make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan is designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan. Investment options under the Non-Qualified Plan are generally identical to those under the qualified 401(k) plan, except that collective trust options are not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs can each defer from 1% to 10% of his or her compensation to the Non-Qualified Plan. For every $1 deferred up to 6%, the company will contribute $1 to the Non-Qualified Plan. Effective January 1, 2019, matching contributions are 100% vested. The company has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.

Perquisites

In 2018, we provided limited perquisites that the Committees believed were necessary to enable the NEOs to perform their responsibilities safely and efficiently. The limited perquisites utilized by our NEOs in 2018 are explained in the footnotes to the All Other Compensation table on page 49.

In particular, during 2018, we began offering our NEOs financial counseling services. Offering such services helped ensure that our NEOs understand, appreciate and maximize our benefit programs. Not all of our NEOs utilized the financial counseling services; however, for those who did, we reported the value of the service as a perquisite in the All Other Compensation table below (these values were not “grossed up” for tax purposes).

Share Ownership Requirements

We have share ownership requirements for our NEOs, which are designed to align their long-term financial interests with those of our stockholders. The NEO share ownership requirements are as follows:

Role	Value of Common Stock to be Owned
CEO	5 times base salary
Other NEOs	3 times base salary

If at any time a NEO does not meet his or her ownership requirement, he or she must retain 100% of net shares received as the result of the exercise, vesting or payment of any equity award until the ownership requirement is met. As of the date of this filing, all NEOs comply with these ownership requirements.

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Prohibition on Hedging or Pledging of Company Stock

Our Insider Trading Policy prohibits our directors and all our employees, including our NEOs, from entering into hedging transactions involving our stock, and from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan.

Clawback Provisions

In October 2018, our Compensation Committee approved a revised, stand-alone clawback policy designed to align with current market practice with respect to clawback policies. Under our prior clawback provisions, if we were required to prepare an accounting restatement due to fraudulent and/or intentional material misrepresentation, the Board could recoup incentive awards and equity gains on awards granted to NEOs to the extent such awards exceeded the payment that would have been made based on the restated financial results. This right to recoup expired unless such determination was made by the Board within three years following the payment of the award.

Under the new policy, subject to certain exceptions, if the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, and the Board determines any current or former Section 16 officer of the company who received certain incentive-based compensation (including STIP awards and PSUs) has willfully committed an act of fraud, dishonesty, or intentional disregard of company policies in the performance of his or her duties as a Section 16 officer that contributed to the noncompliance that resulted in the company’s obligation to prepare the accounting restatement, the Board may recover from each such culpable officer “excess incentive-based compensation.” For this purpose, excess incentive-based compensation generally is the amount of incentive-based compensation received by the culpable officer in excess of the amount that otherwise would have been received had such incentive-based compensation been determined based on the accounting restatement. The clawback policy applies to incentive-based compensation for which the applicable performance period ended (or, for stock options, the grant was made) in, or in the three years prior to, the year in which the Board determines that an accounting restatement is required.

Executive Severance Plan

The Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan (the “Severance Plan”) is intended to provide transitional assistance to certain senior executives whose employment is terminated by us for reasons other than “cause” (as defined in the Severance Plan), death or “disability” (as defined in the Severance Plan), or by the senior executive for “good reason” (as defined in the Severance Plan). For more information about the Severance Plan, see “Potential Payments upon Termination or Change in Control.”

On February 21, 2019, the Board adopted the Peabody Energy Corporation 2019 Executive Severance Plan, effective as of January 1, 2019 (the “2019 Severance Plan”). The 2019 Severance Plan revises and replaces the Severance Plan described above. The 2019 Severance Plan continues to provide for severance payments and benefits to the NEOs upon certain qualifying terminations of employment by the company without “Cause,” or by the NEO for “Good Reason” (as such key terms are defined in the 2019 Severance Plan). In general, the 2019 Severance Plan amends the Severance Plan described above with respect to the NEOs by: (1) revising the severance benefits to include payment of a pro-rata, current-year annual incentive based upon actual performance for the year in which termination occurs; (2) reducing the advance written notice period for plan amendments adverse to participants from 12 months to six months; and (3) revising the definitions of “Change in Control,” “Disability,” “Cause” and “Confidential Information” to generally conform to or coordinate with the definitions in the Peabody Energy Corporation 2017 Incentive Plan. The 2019 Severance Plan participants received written notice of these changes in February 2019.

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Deductibility of Compensation Expenses

Under Section 162(m) of the Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. Historically, compensation that qualifies as “qualified performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Committees have in the past generally considered the impact of Section 162(m) of the Code when establishing incentive compensation plans. The Committees believe that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gorman, Laymon, and Sutherlin served on our Compensation Committee during 2018. None of these committee members is a current or former Peabody officer or employee. In addition, none of our executive officers served during 2018 as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board or Compensation Committee.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC and incorporated by reference in Peabody’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

MEMBERS OF THE COMPENSATION COMMITTEE:

JOE W. LAYMON, CHAIR

STEPHEN E. GORMAN

MICHAEL W. SUTHERLIN

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RISK ASSESSMENT IN COMPENSATION PROGRAMS

The Compensation Committee periodically reviews our compensation programs for features that might encourage inappropriate risk-taking. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk.

In 2018, we conducted, and the Compensation Committee reviewed, a comprehensive global risk assessment. The risk assessment included a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Based on the review, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

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EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2018, 2017 and 2016, as applicable.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Glenn L. Kellow	2018	1,080,647	5,243,909	884,783	—	123,916	7,333,255
President and	2017	1,018,809	15,000,007	4,528,092	—	60,717	20,607,625
Chief Executive Officer	2016	997,896	1,085,000	1,435,370	—	41,890	3,560,156
Amy B. Schwetz	2018	593,750	1,384,522	772,174	—	69,507	2,819,953
Executive Vice	2017	556,250	5,200,005	1,895,236	—	38,787	7,690,278
President	2016	479,583	227,331	518,080	—	34,887	1,259,881
and Chief Financial Officer
Charles F. Meintjes	2018	572,208	1,206,766	629,000	—	217,006	2,624,980
Executive Vice President	2017	561,750	4,999,995	1,757,371	—	55,049	7,374,165
Corporate Services and	2016	554,583	284,169	575,587	—	72,869	1,487,208
Chief Commercial Officer
Kemal Williamson	2018	520,394	1,097,052	572,117	—	70,811	2,260,374
President Americas	2017	510,681	4,999,995	1,587,358	886	16,269	7,115,189
	2016	504,167	258,331	523,261	980	50,938	1,337,677
A. Verona Dorch	2018	473,904	999,320	490,318	—	47,491	2,011,033
Executive Vice President,	2017	465,175	3,499,994	1,464,586	—	149,442	5,579,197
Chief Legal Officer,	2016	456,667	227,331	476,634	—	136,063	1,296,695
Government Affairs and Corporate Secretary

(1)

Amounts in the Stock Awards column reported for 2018 represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). For PSUs, the reported value is based on the probable outcome of the applicable performance conditions. Assuming the highest level of performance, the value of the PSU awards as of the grant date would be as follows: $6,567,854 for Mr. Kellow; $1,734,088 for Ms. Schwetz; $1,511,470 for Mr. Meintjes; $1,374,040 for Mr. Williamson; and $1,251,634 for Ms. Dorch. For a discussion of the assumptions made in the valuation of stock awards for purposes of this table, see Note 20 to the company’s consolidated financial statements as reported in its Form 10-K for the fiscal year ended December 31, 2018.

(2)	Amounts in this column reported for 2018 represent awards earned under the 2018 STIP based on actual performance. The material terms of the 2018 STIP awards are described starting on page 36.
(3)

For 2018, there was no positive change in the actuarial present value of the participating NEO’s pension benefit, but Mr. Williamson’s accumulated benefit under the Peabody Investments Corp. (or “PIC”) Retirement Plan decreased by $498. See page 52 for more discussion about the PIC Retirement Plan.

(4)

Amounts included in this column are described in the All Other Compensation table below. For Mr. Kellow, tax preparation costs of $30,600 for 2017 and $24,280 for 2016 have been included. For Ms. Dorch, a retroactive adjustment of $35,851 for relocation in 2017 and home security system costs of $9,850 for 2017 have been included.

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All Other Compensation

The following table sets forth detailed information regarding the 2018 amounts reported in the All Other Compensation column of the 2018 Summary Compensation Table above.

Name	Group Term Life Insurance ($)	Registrant Contributions for Qualified 401(k) Plan ($) (1)	Registrant Contributions for Non- Qualified Plan ($) (1)	Tax Gross- Ups ($) (2)	Perquisites ($) (3)	Total ($)

Glenn L. Kellow	2,622	24,750	73,089	561	22,894	123,916
Amy B. Schwetz	1,009	24,750	28,875	5,812	9,061	69,507
Charles F. Meintjes	4,173	24,750	26,832	151,274	9,977	217,006
Kemal Williamson	3,772	12,621	34,293	9,417	10,708	70,811
A. Verona Dorch	1,826	24,750	6,037	—	14,878	47,491

(1)	Represents employer contributions to the company’s qualified and non-qualified defined contribution plans.
(2)

For Mr. Kellow, represents $561 for use of the Corporate aircraft when his spouse accompanied him on business. Mr. Kellow’s use of the Corporate aircraft when his spouse accompanied him on business is considered a perquisite for the purpose of this disclosure, but there was no associated incremental cost. For Ms. Schwetz, represents tax gross-ups consisting of $967 related to her expatriate assignment in Australia and $4,845 tax gross-up for tax return preparation costs. For Mr. Meintjes, represents tax gross-up consisting of $132,281 related to his expatriate assignment in Australia and $18,993 tax gross-up for tax return preparation costs. For Mr. Williamson, represents tax gross-ups related to tax return preparation costs. Tax gross up for tax return preparation costs is related to expatriate assignments.

(3)

For Mr. Kellow, represents tax return preparation costs. For Ms. Schwetz, Mr. Meintjes and Mr. Williamson, represents cost of financial planning services. For Ms. Dorch, represents expenses incurred related to her relocation and cost of financial planning services.

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2018 Grants of Plan-Based Awards

The following table summarizes grants to the NEOs of plan-based awards during the year ended December 31, 2018. The table includes RSU awards, PSU awards, and 2018 STIP opportunities as approved by the Committees.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)

Glenn L. Kellow		68,750	1,375,000	2,750,000	—	—	—	—	—
	02/09/2018	—	—	—	—	—	—	51,295	1,959,982
	02/09/2018	—	—	—	7,694	76,943	153,886	—	3,283,927
Amy B. Schwetz		30,000	600,000	1,200,000	—	—	—	—	—
	02/09/2018	—	—	—	—	—	—	13,543	517,478
	02/09/2018	—	—	—	2,032	20,315	40,630	—	867,044
Charles F. Meintjes		24,438	488,750	977,500	—	—	—	—	—
	02/09/2018	—	—	—	—	—	—	11,804	451,031
	02/09/2018	—	—	—	1,771	17,707	35,414	—	755,735
Kemal Williamson		22,228	444,550	889,100	—	—	—	—	—
	02/09/2018	—	—	—	—	—	—	10,731	410,032
	02/09/2018	—	—	—	1,610	16,097	32,194	—	687,020
A. Verona Dorch		19,050	380,990	761,981	—	—	—	—	—
	02/09/2018	—	—	—	—	—	—	9,775	373,503
	02/09/2018	—	—	—	1,466	14,663	29,326	—	625,817

(1)

Represents the potential payouts under the 2018 STIP. The target award represents the award payable upon achievement of the performance measures (Free Cash Flow—STIP, Adjusted EBITDA—STIP, TRIFR, and SAWOL MS) described above in CD&A under the subheading “Short-Term Incentive Program” at 100% of the specified performance measures. The maximum award represents 200% of the target award value, and the threshold award represents 5% of the target award value (that is, the result if only the lowest weighted metric met the threshold). Actual payouts under the 2018 STIP are included in the 2018 Summary Compensation Table.

(2)

Represents the PSU awards granted to the NEOs in fiscal 2018. The material terms of these awards are described beginning on page 39. The maximum award represents 200% of the target award value, and the threshold award represents 10% of the target award value (that is, the result if only the lowest weighted metric met the threshold).

(3)	Represents the RSU awards granted to the NEOs in fiscal 2018. The material terms of these awards are described beginning on page 42.
(4)	Represents the grant date fair value of stock awards determined in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The table below sets forth details about the outstanding equity awards for each of the NEOs as of December 31, 2018. We generally note that the amount ultimately realized from outstanding equity awards typically varies based on many factors, including stock price fluctuations and stock sales.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Glenn L. Kellow	04/03/2017	459,556	14,007,276	—	—
	02/09/2018	51,931	1,582,863	—	—
	02/09/2018	—	—	76,943	2,345,223
Amy B. Schwetz	04/03/2017	159,313	4,855,852	—	—
	02/09/2018	13,711	417,910	—	—
	02/09/2018	—	—	20,315	619,201
Charles F. Meintjes	04/03/2017	153,185	4,669,071	—	—
	02/09/2018	11,950	364,248	—	—
	02/09/2018	—	—	17,707	539,709
Kemal Williamson	04/03/2017	153,185	4,669,071	—	—
	02/09/2018	10,864	331,138	—	—
	02/09/2018	—	—	16,097	490,637
A. Verona Dorch	04/03/2017	107,230	3,268,375	—	—
	02/09/2018	9,896	301,637	—	—
	02/09/2018	—	—	14,663	446,928

(1)	These RSU awards generally vest ratably on the first three anniversaries of the grant date.
(2)	Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2018 ($30.48 per share).
(3)

These PSU awards generally vest in early 2021 following a three-year performance period (2018-2020) based on the relative achievement of the applicable performance objectives, as further described above beginning on page 39.

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2018 Option Exercises and Stock Vested

The following table summarizes the RSU awards that vested during fiscal 2018 for each of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Glenn L. Kellow	227,605	8,596,641
Amy B. Schwetz	78,903	2,980,166
Charles F. Meintjes	75,868	2,865,534
Kemal Williamson	75,868	2,865,534
A. Verona Dorch	53,107	2,005,851

2018 Pension Benefits

Our Retirement Plan for Salaried Employees, or pension plan, is a qualified “defined benefit” pension plan. The pension plan provides a monthly annuity to eligible salaried employees when they retire. An employee must have at least five years of service to be vested in his or her benefit under the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

The pension plan was phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of affected employees at December 31, 2000. Each of the participants in the pension plan has had his or her pension benefits frozen and those who had less than five years of service as of December 31, 2000 became fully vested in their accrued benefit. In all cases, final average earnings for retirement purposes are capped at December 31, 2000 levels.

A participant’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years. Under the pension plan, “earnings” include compensation earned as base salary and up to five annual incentive awards.

Listed below is the actuarial present value of the current accumulated pension benefit under the pension plan as of December 31, 2018 for the NEOs. Due to the phase-out of the pension plan in 2001, Mr. Williamson is the only NEO who is eligible to receive a benefit under the pension plan. The estimated present value was determined assuming the NEO retired at age 62, the normal retirement age under the plan, using a discount rate of 4.35% and the RP-2014 Blue Collar Sex-Distinct Annuitant Mortality projected back to 2007 with MP-2014, and projected forward using generational Scale MP-2017. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to a NEO. Such amounts will be known only at the time the NEO becomes eligible for payment.

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Name		Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Glenn L. Kellow	(2)	—	—	—	—
Amy B. Schwetz	(2)	—	—	—	—
Charles F. Meintjes	(2)	—	—	—	—
Kemal Williamson	(3)	PIC Retirement Plan	0.3	10,039	—
A. Verona Dorch	(2)	—	—	—	—

(1)	Due to the phase-out of our pension plan as described above, years of credited service are less than years of actual service. The actual years of service number for Mr. Williamson is 18.3.
(2)	Mr. Kellow, Mr. Meintjes, Ms. Schwetz, and Ms. Dorch are not eligible to receive benefits under our pension plan because their employment with us began after the pension plan was phased out.
(3)	Under the terms of the phase-out, pension benefits for Mr. Williamson were frozen as of December 31, 2000, and years of credited service, for the purposes of the pension plan, ceased to accrue.

2018 Non-Qualified Deferred Compensation

All of our NEOs participate in our Non-Qualified Plan. The Non-Qualified Plan is designed to allow a select group of highly compensated management employees to make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan is designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan. Investment options under the Non-Qualified Plan are generally identical to those under the qualified 401(k) plan, except that collective trust options are not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs can each defer from 1% to 10% of his or her compensation to the Non-Qualified Plan. For every $1 deferred up to 6%, the company will contribute $1 to the Non-Qualified Plan. Effective January 1, 2019, matching contributions are 100% vested. The company has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.

The following table sets forth detail about activity for the NEOs in our Non-Qualified Plan:

Name	Plan Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)

Glenn L. Kellow	Non-Qualified Plan	48,339	73,089	(17,907)	—	315,344

Amy B. Schwetz	Non-Qualified Plan	19,125	28,875	(3,656)	—	57,359

Charles F. Meintjes	Non-Qualified Plan	17,832	26,832	6,328	—	396,791

Kemal Williamson	Non-Qualified Plan	18,603	34,293	(76,715)	—	1,219,240

A. Verona Dorch	Non-Qualified Plan	—	6,037	—	—	6,037

(1)  All amounts reported in these columns were reported as compensation in the last completed fiscal year in the 2018 Summary Compensation Table.

(2)  No portion of the amounts reported in this column were reported as compensation in the last completed fiscal year in the 2018 Summary Compensation Table.

(3)  Of the totals in this column, the following amounts represent registrant or executive contributions to the Non-Qualified Plan that were reported in the Summary Compensation Table for the years 2007-2017: for Mr. Kellow, $168,680; for Ms. Schwetz, $9,220; for Mr. Meintjes, $182,341; for Mr. Williamson, $160,120; and for Ms. Dorch, $0.

Potential Payments upon Termination or Change in Control

The Severance Plan, which was in effect for all of 2018, was adopted to provide transitional assistance to certain senior executives whose employment is terminated by us (for reasons other than cause, death or disability) or by the senior executive for good reason. As discussed above, in February 2019, the Board adopted the 2019

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Severance Plan, effective as of January 1, 2019. In general, the 2019 Severance Plan revises and replaces the Severance Plan with respect to the NEOs, but only beginning in 2019, by: (1) revising the severance benefits to include payment of a pro-rata, current-year annual incentive based upon actual performance for the year in which termination occurs; (2) reducing the advance written notice period for plan amendments adverse to participants from 12 months to six months; and (3) revising the definitions of “Change in Control,” “Disability,” “Cause” and “Confidential Information” to generally conform to or coordinate with the definitions in the Peabody Energy Corporation 2017 Incentive Plan. The 2019 Severance Plan participants received written notice of these changes in February 2019.

The following table highlights the key provisions of the Severance Plan in effect during 2018 (certain terms used in the following table are defined in the Severance Plan):

Element	Severance Plan Provisions

NEOs Covered	All NEOs.
Term of Arrangement

The Severance Plan may be modified, amended or terminated at any time by the Board without notice to plan participants (“Participants”) with certain exceptions.

For a period of two years following a Change in Control, the Severance Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant.

The Severance Plan may not be modified, amended or terminated in a manner adverse to Participants as of the date of the modification, amendment or termination without one year’s advance written notice of such modification, amendment or termination.

Either Peabody or the executive may terminate employment at any time for any reason (other than for cause) by delivery of notice 90 days in advance of the termination date.

Severance Benefits

Upon termination other than for cause or upon resignation for good reason, severance is equal to a 2x multiplier for the following (or, in the event termination occurs within two years after a Change in Control for the CEO, the severance multiplier changes to 2.5x):

•   base salary;

•   average annual cash incentive award paid for the three years preceding the year of termination; and

•   6% of base salary (to compensate for company contributions he or she otherwise would have earned under our 401(k) plan).

Upon termination other than for cause or upon resignation for good reason, executive is also entitled to certain medical and other benefits for up to 18 months.

Restrictive Covenants (post-termination)

Confidentiality (perpetual).

Non-compete (1 year).

Non-solicitation (1 year).

Breach will result in forfeiture of any unpaid amounts or benefits; executive will repay any portion of the severance payment previously paid to him or her.

Tax Gross-Ups	None.

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The table set forth on the next page reflects the amount of compensation that would have been payable to the NEOs in the event of termination of employment, including certain benefits upon an involuntary termination related to a Change in Control, under the terms of the Severance Plan and equity award agreements, as applicable. Certain terms used in the chart are defined in the Severance Plan or applicable award agreement. The amounts shown assume a termination effective as of December 31, 2018. The actual amounts that would be payable can be determined only at the time of the NEO’s termination. The amount of compensation payable to each NEO upon retirement is not included in the table, as none of the NEOs were eligible for retirement (age 60, with 10 years of service) as of December 31, 2018.

Under the award agreement applicable to RSU awards (other than Emergence RSU awards), such awards generally vest in full on the grantee’s death or “disability” (as defined in the award agreement). If the grantee becomes eligible for “retirement” (as defined in the award agreement) after the grant date, the award will begin to vest on a quarterly basis (rather than an annual basis), still generally subject to continued employment.

Under the award agreements applicable to Emergence RSU awards, such awards generally vest in full on a termination of service without “cause,” for “good reason,” or due to death or “disability” (as each such term is defined in the award agreement).

Under the award agreements applicable to the PSU awards, in the event of the grantee’s termination of service on account of death or “disability” (as defined in the award agreement), such awards generally become earned and vest on the basis of the relative achievement of the applicable performance goals for the entire performance period. In the event of a grantee’s termination of service on account of “retirement” (as defined in the award agreement), or on account of a termination without “cause” or for “good reason” (as each such term is defined in the award agreement), other than following a change in control, a pro-rata portion of the PSUs will vest, based on the number of days that the grantee provided services to the company or a subsidiary during the performance period and the relative achievement of the applicable performance goals for the entire performance period.

Generally, in the event of a “change in control” (as defined for purposes of the awards), if outstanding equity awards are continued, assumed or replaced by the acquiring or surviving entity, unless otherwise determined by the Compensation Committee, the Compensation Committee will either (1) make such adjustment to the awards then outstanding as the Compensation Committee deems appropriate to reflect the change in control or (2) cause any such outstanding awards to be replaced and/or substituted by new rights by the acquiring or surviving entity after the change in control. If the awards are not to be assumed in the change in control, the Compensation Committee will generally cancel such awards in exchange for consideration (whether in cash or other property) based on the price paid per share as part of the change in control, and, with respect to Emergence RSU awards, the Compensation Committee may in such circumstances convert the awards into cash-settled awards based on the value of the consideration Peabody’s stockholders receive in the change in control, as determined by the Compensation Committee in compliance with Section 409A of the Code.

If a grantee’s service is terminated without “cause” or for “good reason” within two years after a change in control, outstanding equity awards held by such grantee will generally vest in full. PSU awards will generally vest in such circumstances based on the relative achievement of the applicable performance goals for the full performance period.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name and Event of Termination	Cash Severance ($)	Continued Benefits and Perquisites ($)	Other Cash Payment ($)	Accelerated and/or Continued Vesting/ Earnout of Unvested Equity Compensation ($) (1)	Excise Tax Gross-up or Cut-back ($)	Total ($)

Glenn L. Kellow

“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—

Death or Disability (2)	—	—	884,783	17,935,361	—	18,820,144

Involuntary Termination “Without Cause” or “For Good Reason” (3)	4,891,047	22,206	884,783	14,789,017	—	20,587,053

Involuntary Termination Related to a Change in Control (5)	6,113,808	22,206	884,783	17,935,361	—	24,956,158

Amy B. Schwetz

“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—

Death or Disability (2)	—	—	772,174	5,892,963	—	6,665,137

Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,246,949	22,206	772,174	5,062,252	—	8,103,581

Involuntary Termination Related to a Change in Control (4)	2,246,949	22,206	772,174	5,892,963	—	8,934,292

Charles F. Meintjes

“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—

Death or Disability (2)	—	—	629,000	5,573,029	—	6,202,029

Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,242,355	22,206	629,000	4,848,975	—	7,742,536

Involuntary Termination Related to a Change in Control (4)	2,242,355	22,206	629,000	5,573,029	—	8,466,590

Kemal Williamson

“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—

Death or Disability (2)	—	—	572,117	5,490,846	—	6,062,963

Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,021,582	22,206	572,117	4,832,617	—	7,448,522

Involuntary Termination Related to a Change in Control (4)	2,021,582	22,206	572,117	5,490,846	—	8,106,751

A. Verona Dorch

“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—

Death or Disability (2)	—	—	490,318	4,016,940	—	4,507,258

Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,828,771	20,406	490,318	3,417,351	—	5,756,846

Involuntary Termination Related to a Change in Control (4)	1,828,771	20,406	490,318	4,016,940	—	6,356,435

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(1)

Reflects the value the NEO could realize as a result of the accelerated vesting of unvested RSUs and accelerated or continued vesting of unvested PSUs. Value attributed to RSU and PSU awards is based on the December 31, 2018 closing stock price of $30.48.

(2)

For all NEOs, compensation payable upon death or disability would include: (1) accrued but unused vacation; (2) earned but unpaid STIP for the year of termination; and (3) the value the NEO could realize as a result of the accelerated or continued vesting of any unvested RSUs and PSUs. Amounts do not include life insurance payments in the case of death.

(3)

For all NEOs, compensation payable would include: (1) severance payments of two times base salary; (2) a payment equal to two times the average of the actual annual incentives paid in the three prior years; (3) a payment equal to two times 6% of base salary to compensate the NEO for company contributions the NEO otherwise might have received under our 401(k) plan; (4) any earned but unpaid annual incentive for the year of termination; (5) continuation of benefits for 18 months; and (6) the value that could be realized based on vesting of outstanding RSU and PSU awards.

(4)

The amounts the NEOs other than Mr. Kellow would receive in the event of an involuntary termination in connection with a Change in Control, as defined in the Severance Plan or applicable award agreement, are similar to those described in footnote 3 above.

(5)

For the CEO, compensation payable would include: (1) severance payments of two and one half times base salary; (2) a payment equal to two and one half times the average of the actual annual incentives paid in the three prior years; (3) a payment equal to two and one half times 6% of base salary to compensate the CEO for company contributions the CEO otherwise might have received under our 401(k) plan; (4) any earned but unpaid annual incentive for the year of termination; (5) continuation of benefits for 18 months; and (6) the value that could be realized based on vesting of outstanding RSU and PSU awards.

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PAY RATIO DISCLOSURE

The pay ratio information is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. The pay ratio was not used to make management decisions and the Board does not use this pay ratio to determine executive compensation adjustments.

The median employee remains unchanged from last year because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure.

Methodology to Determine Median Employee

In determining such median employee, we evaluated our 4,520 U.S. and 2,645 non-U.S. employees (other than our CEO) as of October 1, 2017 (the “Determination Date”). From this total number, we excluded 17 non-U.S. employees (consisting of nine employees in the United Kingdom, seven employees in China and one employee in India, or collectively 0.24% of our total workforce), in accordance with a de minimis exception. The remaining 7,148 employees consisted of all of our full-time, part-time and temporary employees (other than our CEO) in the United States and Australia as of the Determination Date. The median employee was selected using a total cash compensation approach, consisting of base salary, overtime and target short-term incentive levels for the period beginning on January 1, 2017 and ending on December 31, 2017, and salaries were annualized for employees who were not employed for all of 2017 as permitted by the applicable rules.

Median Employee to CEO Pay Ratio

For 2018, as in 2017, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2018 Summary Compensation Table within this Proxy Statement. The following table shows the compensation details for our CEO (the same amount as reported for Mr. Kellow for 2018 under the 2018 Summary Compensation Table above) and our median employee:

Individual	Total Annual Compensation ($)

Glenn L. Kellow President and	7,333,255
Chief Executive Officer

Median Employee	139,423

Pay Ratio	53 to 1

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PROPOSAL 2 – ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require that we permit our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the CD&A, the Summary Compensation Table and accompanying executive compensation tables, and the related narrative disclosure accompanying such information. At our 2018 Annual Meeting, our stockholders approved, on an advisory basis, that an advisory vote on named executive officer compensation should be held annually. Based on such result, our Board determined that the advisory vote on our named executive officers’ compensation will be held every year until the next advisory vote on the frequency of future advisory votes on our named executive officers’ compensation. We expect the next advisory vote to approve our named executive officers’ compensation will be held at the 2020 Annual Meeting.

We believe that our compensation programs and policies reflect an overall pay-for-performance culture that is strongly aligned with the interests of our stockholders. We are committed to utilizing a mix of incentive compensation programs that will reward success in achieving the company’s financial objectives and growing value for stockholders, and continuing to refine these incentives to maximize company performance. The Compensation Committee of the Board has overseen the development of a compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the CD&A section above. The compensation program was designed in a manner that we believe is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executives.

The company and the Board continually evaluate our compensation policies and practices to ensure they are meeting our objectives and are consistent with corporate governance best practices. As part of that process, the Compensation Committee and the Board consider the results of our stockholder advisory vote on executive compensation. The Compensation Committee will continue to routinely evaluate and, as appropriate, take into account the views of our stockholders to enhance our compensation program.

For the reasons discussed in the CD&A section above, the Board recommends that stockholders vote, on an advisory basis, in favor of the following “Say-on-Pay” resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, narrative discussion and any related material disclosed in this Proxy Statement, is hereby approved.”

Because your vote is advisory, it will not be binding upon the company, the Board or the Compensation Committee. However, we value the views of our stockholders and the Compensation Committee expects to continue to take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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AUDIT COMMITTEE REPORT

The company’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and the financial reporting process, including the company’s disclosure controls and procedures and internal control over financial reporting. The company’s independent registered public accounting firm is responsible for (i) auditing the company’s financial statements and expressing an opinion as to their conformity to GAAP and (ii) auditing the effectiveness of the company’s internal control over financial reporting and expressing an opinion as to its effectiveness. The Audit Committee of the Board, composed solely of independent directors, meets periodically with management, including the Vice President, Internal Audit (the employee with primary responsibility for the company’s internal audit functions) and others in the company, and the company’s independent registered public accounting firm to review and oversee matters relating to the company’s financial statements, audit services (internal audit) activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“EY”), the company’s independent registered public accounting firm, the company’s audited financial statements for the fiscal year ended December 31, 2018. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301), “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from EY the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, discussed with EY its independence from the company and the company’s management, and considered whether EY’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The Audit Committee conducted its own self-evaluation and evaluation of the services provided by EY during the fiscal year ended December 31, 2018. Based on its evaluation of EY, the Audit Committee reappointed EY as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE MEMBERS:

TERESA S. MADDEN, CHAIR

ANDREA E. BERTONE

NICHOLAS J. CHIREKOS

KENNETH W. MOORE

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AUDIT FEES

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017. The following fees were paid to Ernst & Young LLP for services rendered during our last two fiscal years:

•

Audit Fees: $4,185,909 (for the fiscal year ended December 31, 2018) and $7,526,866 (for the fiscal year ended December 31, 2017) for fees associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, services provided in connection with statutory and regulatory filings or transactional requirements, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations including the application of fresh start accounting, which accounted for approximately $3 million of the fees during the year ended December 31, 2017.

•

Audit-Related Fees: $67,507 (for the fiscal year ended December 31, 2018) and $66,426 (for the fiscal year ended December 31, 2017) for assurance-related services for internal control reviews, and other attest services not required by statute.

•	Tax Fees: $157,548 (for the fiscal year ended December 31, 2018) and $209,929 (for the fiscal year ended December 31, 2017) for tax compliance, tax advice and tax planning services.

•	All Other Fees: $1,995 (for the fiscal year ended December 31, 2018) and $1,995 (for the fiscal year ended December 31, 2017) for fees related to an online research tool.

Under the Board’s established procedures, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee regularly reviews the amount of all billings submitted by the independent registered public accounting firm to ensure their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm.

Under our policy and/or applicable rules and regulations, our independent registered public accounting firm is prohibited from providing the following types of services to us: (1) bookkeeping or other services related to our accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit,

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(11) any services entailing a contingent fee or commission (not including fees awarded by a bankruptcy court) and (12) tax services to any of our officers whose role is in a financial reporting oversight capacity (regardless of whether we or the officer pays the fee for the services).

During the fiscal years ended December 31, 2018 and 2017, all the services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with the procedures described above.

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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Ernst & Young LLP (EY) as the company’s independent registered public accounting firm to audit the company’s financial statements for the fiscal year ending December 31, 2019. As a matter of good corporate governance, the Audit Committee submits its selection of EY to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered public accounting firm in the future. A representative of EY is expected to attend the 2019 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement, if desired. For additional information regarding the company’s relationship with EY, please refer to the “Audit Committee Report” and “Audit Fees” sections above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Our officers and directors and persons beneficially holding more than 10% of our Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership of our Common Stock with the SEC and the NYSE. We file these reports of ownership and changes in ownership on behalf of our officers and directors.

To the best of our knowledge, based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 31, 2018, filings with the SEC and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed for such fiscal year, except that for each of A. Verona Dorch, Glenn L. Kellow, Charles F. Meintjes, Paul V. Richard, George J. Schuller Jr., Amy B. Schwetz, and Kemal Williamson, one Form 4 to report one transaction on March 5, 2018 was filed on June 6, 2018.

Security Ownership of Directors and Management and Certain Beneficial Owners

The following table sets forth information as of March 18, 2019, with respect to persons or entities who are known by the company to beneficially own more than 5% of our outstanding Common Stock, each current director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.

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Beneficial Owners of More Than Five Percent, Directors and Management

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)		Percent of Class (5)
Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. c/o Elliott Management Corporation 40 West 57th Street New York, NY 10019	28,166,201	(6)	26.0%
Capital Ventures International, CVI Opportunities Fund I, LLLP, CVI Opportunities Fund II, LLLP, G1 Execution Services, LLC, Susquehanna Advisors Group, Inc. and Susquehanna Securities c/o Susquehanna Advisors Group, Inc. 401 E. City Avenue, Suite 220 Bala Cynwyd, PA 19004	9,482,342	(7)	8.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,365,048	(8)	7.7%
Contrarian Capital Management, L.L.C. 411 West Putnam Avenue, Suite 425 Greenwich, CT 06830	8,272,095	(9)	7.6%
Orbis Investment Management Limited Orbis House, 25 Front Street Hamilton, Bermuda HM11	8,029,729	(10)	7.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,635,579	(11)	5.2%
Andrea E. Bertone	—		*
Nicholas J. Chirekos	—		*
A. Verona Dorch	57,201		*
Stephen E. Gorman	—		*
Glenn L. Kellow	387,527		*
Joe W. Laymon	—		*
Teresa S. Madden	—		*
Robert A. Malone	—		*
Charles F. Meintjes	90,198		*
Kenneth W. Moore	—		*
Amy B. Schwetz	130,452		*
Michael W. Sutherlin	—		*
Shaun A. Usmar	—		*
Kemal Williamson	125,554		*

All Directors and Executive Officers as a Group (16 People)	816,022		*

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(1)	The address for all officers and directors listed is c/o Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

(2)

Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. Unless otherwise indicated, persons and entities named in the table have sole voting and dispositive power with respect to all shares beneficially owned.

(3)	Excludes restricted stock units that remain unvested except that it includes restricted stock units that will vest and become available within 60 days of March 18, 2019.

(4)

Excludes deferred stock units beneficially owned by our non-employee directors as of March 18, 2019 as follows: Ms. Bertone, 1,162; Mr. Chirekos, 8,348; Mr. Gorman, 8,348; Mr. Laymon, 8,348; Ms. Madden, 8,348; Mr. Malone, 8,348; Mr. Moore, 8,348; Mr. Sutherlin, 8,348; Mr. Usmar, 8,348 and all directors and executive officers as a group, 67,946.

(5)

Applicable percentage ownership is based on 108,211,999 shares of Common Stock outstanding on March 18, 2019. An asterisk (*) indicates that the applicable person beneficially owns less than 1% of the outstanding shares. Share ownership requirements for our directors are described on page 27 under the heading “Non-Employee Director Share Ownership Requirements” and requirements for our executives are described on page 42 under the heading “Share Ownership Requirements”.

(6)

This information is based solely on a Schedule 13D/A filed jointly by Elliott Associates, L.P. (“Elliott”), Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“EICA”) with the SEC on August 16, 2018. According to such Schedule 13D/A, Elliott beneficially owns 9,013,135 shares, and has sole voting power and sole dispositive power with respect to such shares, and Elliott International and EICA each beneficially owns 19,153,066 shares and each has shared voting power and shared dispositive power with respect to such shares.

(7)

This information is based solely on a Schedule 13G/A filed by Capital Ventures International, CVI Opportunities Fund I, LLLP, CVI Opportunities Fund II, LLLP, G1 Execution Services, LLC, Susquehanna Advisors Group, Inc. and Susquehanna Securities with the SEC on February 14, 2019. According to such Schedule 13G/A, the foregoing reporting persons beneficially own an aggregate of 9,482,342 shares. Each of the foregoing reporting persons has shared voting and shared dispositive power with respect to 9,482,342 shares. Capital Ventures International has sole voting power and sole dispositive power over 3,206,540 of the shares; CVI Opportunities Fund I, LLLP has sole voting power and sole dispositive power over 4,941,073 of the shares; CVI Opportunities Fund II, LLLP has sole voting power and sole dispositive power over 1,187,690 of the shares; G1 Execution Services, LLC has sole voting power and sole dispositive power over 23 of the shares; Susquehanna Advisors Group, Inc. has sole voting power and sole dispositive power over none of the shares; Susquehanna Securities has sole voting power and sole dispositive power over 147,016 of the shares. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International, CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP and, as such, may exercise voting and dispositive power over the shares owned by Capital Ventures International, CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP, respectively.

(8)

This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019. According to such Schedule 13G/A, Vanguard beneficially owns 8,365,048 shares, has sole voting power with respect to 77,631 of the shares and shared voting power with respect to 15,900 of the shares, and has sole dispositive power with respect to 8,279,682 of the shares and shared dispositive power with respect to 85,366 of such shares.

(9)

This information is based solely on a Schedule 13G/A filed by Contrarian Capital Management, L.L.C. (“Contrarian”) with the SEC on February 14, 2019. According to such Schedule 13G/A, Contrarian beneficially owns 8,272,095 shares, has sole voting power with respect to 8,272,095 of the shares and shared voting power with respect to none of the shares, and has sole dispositive power with respect to 8,272,095 of the shares and shared dispositive power with respect to none of such shares.

(10)

This information is based solely on a Schedule 13G filed by Orbis Investment Management Limited (“OIML”) with the SEC on February 14, 2019. According to such Schedule 13G, OIML beneficially owns 8,029,729 shares, has sole voting power with respect to 8,029,729 of the shares and shared voting power with respect to none of the shares, and has sole dispositive power with respect to 8,029,729 of the shares and shared dispositive power with respect to none of such shares.

(11)

This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 11, 2019. According to such Schedule 13G/A, BlackRock beneficially owns 5,635,579 shares, has sole voting power with respect to 5,523,116 of the shares and shared voting power with respect to none of the shares, and has sole dispositive power with respect to 5,635,579 of the shares and shared dispositive power with respect to none of such shares.

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REVIEW OF RELATED PERSON TRANSACTIONS

Policy for Approval of Related Person Transactions

Under a written policy adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing and approving all transactions between the company and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Nominating and Corporate Governance Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our stockholders are permitted to be approved. No committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investor Info,” then “Governance Documents,” and then “Related Person Transactions Policy” and is available in print to any stockholder who requests it. During 2018, the following related person transactions occurred.

2018 Share Repurchase

On August 1, 2017, we announced that our Board had authorized a $500 million share repurchase program, which was subsequently increased to $1.5 billion. Repurchases under the share repurchase program may be made from time to time at our discretion. No expiration date has been set for the share repurchase program, and the program may be suspended or discontinued at any time.

Pursuant to the share repurchase program, on August 14, 2018, we entered into a Share Repurchase Agreement (the “Share Repurchase Agreement”) by and among the company and Elliott Associates, LP, Liverpool Limited Partnership and Spraberry Investments Inc. to repurchase 7,173,601 shares of our Common Stock for an aggregate purchase price of approximately $300,000,000. Pursuant to the Share Repurchase Agreement, the purchase price per share of $41.82 represented a 1.7% discount from the closing sale price of our Common Stock on the NYSE on August 13, 2018. The repurchase transaction closed on August 21, 2018 and was approved by the Nominating and Corporate Governance Committee.

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ADDITIONAL INFORMATION

Communications with the Board

The Board has adopted the following procedures for stockholders and other interested persons to send communications to the Board and/or individual directors (collectively, “Stockholder Communications”).

Stockholders and other interested persons seeking to communicate with the Board and/or individual directors should submit their written communications to the Chair, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101. The Chair will forward such Stockholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such Stockholder Communications at the next regular meeting of the Board. If a Stockholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director, the Chair will forward that Stockholder Communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Stockholder Communication raises concerns about management’s or the company’s ethical conduct, it should be sent directly to our Chief Legal Officer at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101. The Chief Legal Officer will review the Stockholder Communication and, if appropriate, forward a copy of it to the Chair of the Audit Committee and, if appropriate, the Chair of the Board, and see that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.

If a stockholder or other interested person seeks to communicate exclusively with our non-management directors, individually or as a group, such Stockholder Communication should be sent directly to the Corporate Secretary, who will forward it directly to the Chair of the Board. The Corporate Secretary will first consult with and receive the approval of the Chair of the Board before disclosing or otherwise discussing the Stockholder Communication with members of management or directors who are members of management.

At the direction of the Board, we reserve the right to screen all materials sent to our directors for potential security risks, harassment and/or other inappropriate content.

At our 2019 Annual Meeting, stockholders will have an opportunity to pose questions to the directors.

Process for Stockholder Proposals and Director Nominations

Stockholder Proposals Included in Our Proxy Materials

If you wish to submit a proposal for inclusion in next year’s proxy statement, we must receive the proposal on or before November 28, 2019, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted, in writing, to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

Director Nominations (including Proxy Access) and Other Matters to be Brought Before the 2020 Annual Meeting of Stockholders

Under our bylaws, the following process applies if you wish to nominate a director or bring other business before the stockholders at the 2020 Annual Meeting without having your proposal included in next year’s proxy statement.

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•

You must notify the Corporate Secretary in writing at our principal executive offices between January 9, 2020 and February 8, 2020; however, if we advance the date of the meeting by more than 20 days or delay the date by more than 70 days, from May 9, 2020, then such notice must be received no earlier than 120 days before the date of the annual meeting and not later than the close of business on the later of the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•

Your notice must contain the specific information required by our bylaws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. Our new proxy access bylaw, discussed below, has additional requirements for nominees submitted through that proxy access process. We modified our bylaws in 2015 to implement “proxy access,” a means for stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. The proxy access process under the bylaws was first available to stockholders for our 2018 Annual Meeting. These provisions permit a stockholder, or group of not more than 20 stockholders, meeting specified eligibility requirements to include director nominees in our proxy materials for annual meetings. In order to be eligible to use the proxy access provisions, eligible stockholders, among other requirements, must have owned 3% or more of our outstanding Common Stock continuously for at least three years. The maximum number of stockholder-nominated candidates under the proxy access provisions of our bylaws is equal to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors on our Board as of the last day on which a proxy access notice may be delivered. The submission process described above applies to nominees submitted through this proxy access process.

You can obtain a copy of our bylaws, without charge, by writing to the Corporate Secretary at the address shown above or by accessing our website (www.peabodyenergy.com) and clicking on “Investor Info,” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority.

Householding of Proxies

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and notices of internet availability with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement and/or notices of internet availability addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports, proxy statements and notices of internet availability, delivering a single annual report, proxy statement and notice of internet availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and/or notice of internet availability in the future, please notify your broker if your shares are held in a brokerage account or notify us at the address or telephone number below if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report, proxy statement and/or notice of internet availability, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares.

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At any time, you may request a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 or by calling (314) 342-3400.

Additional Filings

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at our website (www.peabodyenergy.com) by clicking on “Investor Info,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Costs of Solicitation

We are paying the cost of preparing, printing and mailing these proxy materials. We have engaged Morrow Sodali to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $20,000 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by our regular employees without additional compensation as well as by employees of Morrow Sodali. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

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OTHER BUSINESS

The Board is not aware of any matters requiring stockholder action to be presented at the 2019 Annual Meeting other than those stated in the 2019 Notice of Annual Meeting. Should other matters be properly introduced at the 2019 Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

We will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC. Any such request should be directed to Investor Relations, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

By Order of the Board of Directors,

A. VERONA DORCH

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

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APPENDIX A: QUESTIONS AND ANSWERS

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?

A:

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and the Peabody Energy Corporation 2018 Annual Report to Stockholders, by providing access to them via the internet. We believe this allows us to provide our stockholders with the information they need, while reducing delivery costs and the environmental impact of our 2019 Annual Meeting.

Some stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed which tells them how to access and review all the proxy materials on the internet. The Notice also provides information about how to submit a proxy on the internet or by telephone. If you received a Notice and would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting them in the Notice.

Q:	Why am I receiving these materials?

A:

We are providing these proxy materials to you on the internet or delivering printed versions of these materials to you by mail in connection with our solicitation of proxies to be voted at our 2019 Annual Meeting, which will take place on May 9, 2019. These materials were first made available on the internet or mailed to stockholders on or about March 27, 2019. You are invited to attend the 2019 Annual Meeting and requested to vote on the items described in this Proxy Statement.

Q:	What is included in these materials?

A:	These materials include:

•	Our Proxy Statement for the 2019 Annual Meeting; and

•	Our 2018 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials, they also include the proxy card/voting instruction form for the 2019 Annual Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•

Election of Andrea E. Bertone, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Teresa S. Madden, Bob Malone, Kenneth W. Moore, Michael W. Sutherlin and Shaun A. Usmar as directors for a one-year term;

•	Approval, on an advisory basis, of our named executive officers’ compensation;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

•	Any other matter properly introduced at the 2019 Annual Meeting.

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Q:	What are the Board’s voting recommendations?

A:	The Board recommends the following votes:

•

FOR the election of Andrea E. Bertone, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Teresa S. Madden, Bob Malone, Kenneth W. Moore, Michael W. Sutherlin and Shaun A. Usmar as directors for a one-year term (Proposal 1);

•	FOR the approval, on an advisory basis, of our named executive officers’ compensation (Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal 3).

Q:	Will any other matters be voted on?

A:

We are not aware of any other matters that will be brought before the stockholders for a vote at the 2019 Annual Meeting. If any other matter is properly brought before the 2019 Annual Meeting, your proxy will authorize each of Michael W. Sutherlin and A. Verona Dorch to vote on such matters in his or her discretion.

Q:	How do I vote?

A:	If you are a stockholder of record as of the record date you may vote using any of the following methods:

•	Via the internet, by visiting the website “www.proxyvote.com” and following the instructions for internet voting on your Notice or proxy card/voting instruction form;

•	By dialing 1-800-690-6903 and following the instructions for telephone voting on your Notice or proxy card/voting instruction form;

•	If you received your proxy materials by mail, by completing and mailing your proxy card/voting instruction form; or

•	By casting your vote in person at the 2019 Annual Meeting.

If you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The telephone and internet voting facilities for the stockholders of record of all shares will close at 10:59 p.m. Central time on May 8, 2019. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you vote by internet or telephone, or return your signed proxy card/voting instruction form, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted for all matters in accordance with the Board’s voting recommendations.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by internet or telephone or, if you received your proxy materials by mail, you may complete and mail a proxy card/voting instruction form to your broker or nominee. If you provide specific voting instructions by telephone, internet or mail, your broker or nominee will vote your shares as you have directed. Ballots will be provided during the 2019 Annual Meeting to anyone who wants to vote in person at the 2019 Annual Meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker or nominee to vote in person at the 2019 Annual Meeting.

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Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the 2019 Annual Meeting by:

•	Submitting a valid, later-dated proxy card/voting instruction form;

•	Submitting a valid, subsequent vote by telephone or the internet at any time prior to 10:59 p.m. Central time on May 8, 2019;

•	Notifying our Corporate Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the 2019 Annual Meeting.

If your shares are held in a brokerage account in your broker’s or nominee’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.

Q:	Is my vote confidential?

A:

Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to our directors, officers or employees, except in limited circumstances, including:

•	When disclosure is required by law;

•	During any contested solicitation of proxies; or

•	When written comments by a stockholder appear on a proxy card/voting instruction form or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:

If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Under NYSE rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe the only proposal that will be considered routine under NYSE rules is Proposal 3, which means your broker may vote your shares in its discretion on that item if you have not provided instructions. This is known as “broker discretionary voting.”

The election of directors - Proposal 1 - and Proposal 2 are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these items if you have not provided instructions. This will result in a “broker non-vote.”

We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Q:	How many shares must be present to hold the 2019 Annual Meeting?

A:

Holders of record of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the 2019 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

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Q:	What vote is required to approve the proposals?

A:

In the election of directors (Proposal 1), the number of shares voted “For” a nominee must exceed 50% of the number of votes cast with respect to such nominee’s election for such nominee to be elected. Votes cast exclude abstentions and broker non-votes. If the number of shares voted “For” a nominee does not exceed 50% of the number of votes cast with respect to such nominee’s election, our Corporate Governance Guidelines require that such nominee promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The proposals to approve, on an advisory basis, our named executive officers’ compensation (Proposal 2) and to ratify the appointment of Ernst & Young LLP (Proposal 3), will require approval by the holders of a majority of the shares present in person or by proxy at the 2019 Annual Meeting and entitled to vote. Abstentions will count as a vote against these proposals, and broker non-votes, if any, will have no effect on these proposals. Votes will be tabulated by the independent inspector of election appointed for the 2019 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	What does it mean if I receive more than one Notice or proxy card or voting instruction form?

A:	It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all your shares.

Q:	Who may attend the 2019 Annual Meeting?

A:	All our stockholders as of the close of business on March 18, 2019 may attend the 2019 Annual Meeting.

Q:	What do I need to do to attend the 2019 Annual Meeting?

A:

An admission card or other proof of ownership, together with valid government-issued photo identification such as a driver’s license or passport, are required to attend the 2019 Annual Meeting. The registration desk will open at 8:30 a.m. Central time on the day of the meeting, and the meeting will begin at 9:00 a.m. Central time. Please note that seating in the meeting room is limited and stockholders may be required to view the meeting from a secondary room.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the 2019 Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the 2019 Annual Meeting. We can use that to verify your share ownership and admit you to the meeting; however, you will not be able to vote your shares at the 2019 Annual Meeting without a confirmation of beneficial ownership.

For safety reasons, we will not allow anyone to bring large bags, briefcases, packages or other similar items into the meeting or secondary rooms, or to record or photograph the meeting.

Q:	Where can I find the voting results of the 2019 Annual Meeting?

A:

We plan to announce preliminary voting results at the 2019 Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2019 Annual Meeting.

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APPENDIX B: RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Year Ended Dec. 31, 2018

(In Millions, Except Per Share Amounts)
Revenues	$5,582
Weighted Average Diluted Shares Outstanding	121

Reconciliation of Non-GAAP Financial Measures
Income from Continuing Operations, Net of Income Taxes	$646
Depreciation, Depletion and Amortization	679
Asset Retirement Obligation Expenses	53
Provision for North Goonyella Equipment Loss	66
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(18)
Interest Expense	149
Loss on Early Debt Extinguishment	2
Interest Income	(34)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(125)
Reorganization Items, Net	(13)
Unrealized Gains on Economic Hedges	(18)
Unrealized Losses on Non-Coal Trading Derivative Contracts	1
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(27)
Income Tax Provision	18
Adjusted EBITDA (1)	$1,379
Pricing Collar (2)	(100)
Adjusted EBITDA-STIP (3)	$1,279
Discretionary Adjustment (4)	(201)
Adjusted EBITDA-STIP, after Discretionary Adjustment (5)	$1,078

Net Cash Provided By Operating Activities	$1,490
Net Cash Used In Investing Activities	(517)
Add Back: Acquisition of Shoal Creek Mine	387
Free Cash Flow (6)	$1,360
Collateral/Tax Refund Excluded from STIP Performance Metric (7)	(140)
Free Cash Flow-STIP (8)	$1,220
Discretionary Adjustment (4)	(201)
Free Cash Flow-STIP, after Discretionary Adjustment (9)	$1,019

Calculation of Non-GAAP Financial Measures
Adjusted EBITDA Margin (10)	25%

Free Cash Flow-STIP per Share (11)	$10.08
Free Cash Flow-STIP, after Discretionary Adjustment per Share (12)	$8.42

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Note:  Adjusted EBITDA; Adjusted EBITDA-STIP; Adjusted EBITDA-STIP, after Discretionary Adjustment; Free Cash Flow; Free Cash Flow-STIP; Free Cash Flow-STIP, after Discretionary Adjustment; Adjusted EBITDA Margin; Free Cash Flow-STIP per Share and Free Cash Flow-STIP, after Discretionary Adjustment per Share are non-GAAP financial measures. Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(1)   Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment’s operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment’s operating performance.

(2)   Item excluded from 2018 STIP performance metric, as described within the Proxy Statement under “Compensation Discussion and Analysis.”

(3)   Adjusted EBITDA-STIP is equal to Adjusted EBITDA further adjusted for certain items excluded from the 2018 STIP performance metric.

(4)   Discretionary adjustment made to the 2018 STIP formulaic results, as described within the Proxy Statement under “Compensation Discussion and Analysis.”

(5)   Adjusted EBITDA-STIP, after Discretionary Adjustment is equal to Adjusted EBITDA-STIP further impacted by the discretionary adjustments to the 2018 STIP formulaic results.

(6)   Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

(7)   For purposes of 2018 – STIP, management elected to exclude from Free Cash Flow results cash flows from incremental cash collateral returned and income taxes received in excess of targeted levels, resulting in a reduction in the Free Cash Flow — STIP per Share metric results by approximately $1.16 per share.

(8)   Free Cash Flow-STIP is equal to Free Cash Flow further adjusted for certain items excluded from the 2018 STIP performance metric.

(9)   Free Cash Flow-STIP, after Discretionary Adjustment is equal to Free Cash Flow-STIP further impacted by the discretionary adjustments to the 2018 STIP formulaic results.

(10)   Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by revenues.

(11)   Free Cash Flow-STIP per Share is defined as Free Cash Flow-STIP divided by weighted average diluted shares outstanding.

(12)   Free Cash Flow-STIP, after Discretionary Adjustment per Share is defined as Free Cash Flow-STIP, after Discretionary Adjustment divided by weighted average diluted shares outstanding.

Peabody | Notice of 2019 Annual Meeting of Stockholders and Proxy Statement	77

PEABODY ENERGY CORPORATION 701 MARKET STREET SAINT LOUIS, MO 63101-1830

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E62022-P16954              KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEABODY ENERGY CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:		For	Against	Abstain
	1a.	Bob Malone	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2.	For	Against	Abstain
	1b.	Andrea E. Bertone	☐	☐	☐

	1c.	Nicholas J. Chirekos	☐	☐	☐	2. Approve, on an advisory basis, our named executive officers’ compensation.	☐	☐	☐
	1d.	Stephen E. Gorman	☐	☐	☐

	1e.	Glenn L. Kellow	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 3.
	1f.	Joe W. Laymon	☐	☐	☐
	1g.	Teresa S. Madden	☐	☐	☐	3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
	1h.	Kenneth W. Moore	☐	☐	☐
	1i.	Michael W. Sutherlin	☐	☐	☐
	1j.	Shaun A. Usmar	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E62023-P16954

PEABODY ENERGY CORPORATION

Annual Meeting of Stockholders

May 9, 2019 at 9:00 AM Central Time

This Proxy Is Solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael W. Sutherlin and A. Verona Dorch, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Peabody Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Central Time on May 9, 2019, at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri 63105, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side